REVIEW AND RECOMMENDATIONS

SOUTHWEST AND SEDONA CLAIMS
Mineral Tenures 530553 and 530554

SIMILKAMEEN MINING DIVISION
BRITISH COLUMBIA

NTS 92H
120°30' West, 49°17' North

Prepared for:	**Mainland Resources Inc.** **Vancouver, B. C., Canada.**
Prepared by:	**Erik A. Ostensoe, P. Geo.** **Vancouver, B. C., Canada.**
Date of Report:	**May 6, 2006.**
Date of Revision:	**March 1, 2007.**

PROFESSIONAL
PROVINCE OF
E. A. OSTENSOE
BRITISH COLUMBIA
GEOSCIENTIST

CONTENTS

ILLUSTRATIONS

0.0 SUMMARY

The Southwest and Sedona claims, mineral tenures 530553 and 530554, are located south of the former Copper Mountain mine in Similkameen Mining Division, British Columbia, Canada. Titles are held by Vijesh Harakh of Vancouver, British Columbia, in trust for Mainland Resources Inc.

The Copper Mountain area mines have produced copper and gold from several ore bodies at Copper Mountain where ores occur in mixed alkalic plutonic rocks ranging in composition from syenite to gabbro and in members of the Nicola group of volcanic and volcaniclastic rocks. The Lost Horse phase of the Copper Mountain Intrusions was particularly productive. Mineral zones are strongly fractured and commonly straddle the contact zone between the plutonic and volcanic rock types. Principal ore minerals are chalcopyrite and bornite with, variously, small amounts of pyrite and pyrrhotite. Magnetite is widespread in occurrence but varies from trace amounts to relative abundance.

Substantial copper-gold production also came from the Ingerbelle deposits located west of the Similkameen River where ores are, arguably, skarn-like and closely related to dyke swarms and "pegmatites" that invaded metamorphosed volcanic and volcaniclastic formations.

Exploration in search of additional ore bodies has been concentrated in the vicinity of the past productive areas; fringe areas have been less actively explored. The Southwest and Sedona claims border the south side of the largest body of the Copper Mountain Intrusions and have been since 1967 explored in several campaigns of technical surveys and a small number of diamond drill holes. Mineral zones in the vicinity have been prospected by trenching and at least one adit. Metal values as high as 1.89% copper have been reported. In 1987, the last operator recommended a program of deep-penetrating induced polarization surveys directed to the east-west contact area between the plutonic and volcanic rock types.

A three phased program of exploration is recommended in this report. Phase 1 includes a substantial amount of compilation work to capture the benefits of previous work, and a reconnaissance-type field examination to scout out access routes, to investigate the field conditions and to locate and examine many of the old workings. Phase 2 work would include deep-penetration induced polarization surveys and detailed soil sampling in

several areas that have been identified in the past as having elevated copper-in-soils values. Phase 3 would be largely directed to investigations by diamond drilling of areas highlighted by the earlier work. Phase 1 is budgeted at about $6000.00; Phase 2, at $30,000, and Phase 3, in the range of $100,000.

PROFESSIONAL
PROVINCE OF
E. A. OSTENSOE
BRITISH COLUMBIA
GEOSCIENTIST

1.0 INTRODUCTION

1.1 Introduction

This report is a review of the geological setting of the Southwest and Sedona claims, mineral tenures 530553 and 530554, located in Similkameen Mining Division, south of the town of Princeton and the former Copper Mountain mine. A brief mining history of the area is presented, along with recommendations for investigating the mineral potential of the claims.

The Princeton area of southern British Columbia, Canada, has a long history of mining: it is the principal administrative and supply center of the Similkameen mining area and was once serviced by two railways that hauled mineral and forest products to markets and smelters. Deposits at Princeton and Tulameen were sources of coal used for coking purposes and for steam generation. Placer gold was recovered from the Tulameen river and in lesser quantities from the Similkameen river; platinum was a co-product. Important gold deposits were mined at Hedley, 22 miles (30 km) east of the town. The Copper Mountain mine was operated by the Granby Mining, Smelting and Power Company in the period 1926 through 1957 and was revived in 1980 as part of the Similco Mine operation. The latter mine was discovered in 1967 and operated in the period 1972 through 1980 and sporadically thereafter. Currently, mining in the district is represented by a small open-pit thermal coal operation at Blakeburn, west of Coalmont and 19 km from Princeton. Prospecting in the area is active and most of the historic mineral properties are being investigated.

Prospectors were attracted into the Princeton area in the early history of the province and located a very large number of mineral occurrences, some of which were explored by further prospecting and short adits. The more promising sites were equipped with small milling plants but few were successful.

Princeton has dwindled in size and importance in recent years and currently has area population of about 5000. It supports a sawmilling and retirement community, and also serves local ranchers and seasonal visitors. The former Similco mine is idle and a small thermal coal operation is the only remaining mine. A proposed wood-fired electrical generating plant that is currently entering the environmental assessment process would utilize beetle-killed timber from the area.

The Southwest and Sedona claims were located 'on line' during March 2006 to acquire mineral rights to an area immediately south of the former Copper Mountain mine. The area is thought to be highly prospective for discovery of extensions to that mine and its mineral potential appears to be severely under-explored.

Mr. Vijesh Harakh of Vancouver, B. C. is the registered owner of the Southwest and Sedona claims and holds title in trust for Mainland Resources Inc., a junior mining company formed in 2006. The company is intended to be a funding vehicle to raise moneys that will be applied to technical surveys and other investigations of the claims.

The writer, Erik Ostensoe, P. Geo., of Vancouver, B. C., Canada, a professional geoscientist, was engaged by Mainland Resources Inc. to prepare a review of the geological features of the claims and to recommend a course of action to explore them. He is familiar with mineral deposits similar to those found in the Princeton area, has worked in that area and has conducted a search of pertinent literature and internet sites relative to the Copper Mountain area of southern British Columbia.

1.2 Property

The Southwest claim, mineral tenure 530553, has area 505.819 hectares; the Sedona, 530554, has area 526.824 hectares. Their location is shown in Figures 1, 2 and 3 of this report and the claims are illustrated in Figures 4 and 5. The claims appear on Mineral Titles Map 92H.028. Titles are held in trust for Mainland Resources Inc. by Vijesh Harakh of Vancouver, British Columbia, Canada.

The claims are contiguous and are dated March 26, 2006. They are valid until March 26, 2007, their next anniversary date, and can be maintained in good standing by performance and recording of suitable physical or technical work or by payment of cash in lieu thereof. There are no known restrictions on the claims but, as illustrated in Figure 5, they surround three pre-existing mineral tenures (372494, 372495, and 394739). The status of former crown granted claims located at the north end of the Southwest and Sedona claims has been searched with the aid of the

Mining Recorder's office. It appears that the crown grants have been cancelled due to failure of the owners to pay taxes.

1.3 Location

The Southwest and Sedona claims, mineral titles 530553 and 530554, are located 19 km south of Princeton, British Columbia, Canada. The claims appear on NTS Map 92H and on Mineral Titles Map 092H.028. The geographic coordinates of the central part of the claims are approximately 120° 30' 17" west, 49° 16' 52" north.

The claims are situated at high elevation immediately south of the historic mine workings of the Copper Mountain porphyry-style mineral deposit that produced copper ores in the periods 1925 to 1957 and 1978 to 1997 but is currently idle. They touch on the west the Similkameen River and extend approximately 3 km east of the river and are at the headwaters area of several streams that flow west, south and east from the claims.

Terrain in the area of the claims is typical of the southern Interior Plateau of British Columbia: slopes are gentle to moderately steep except to the west where the valley of the Similkameen River is deeply incised into the Plateau. Streams, with the exception of that river, are small, with large seasonal fluctuations in flow volumes. Peak flows occur in late spring during run-off melting of winter snowpack and in early winter, consequent upon heavy autumn rains that in some circumstances combine with melting of earlier snowfalls to produce heavy flows and, occasionally, flood conditions.

Bedrock in the Copper Mountain area has a thin cover of immature soils. Overburden in the form of glacial till deposits may be several metres thick but generally is shallow, in the range of less than one metre depth. Soils typically are clayey and rocky podsol types with poorly developed soil profiles.

1.4 Access

The Southwest and Sedona claims are accessed by good quality logging roads from Highway 3 a short distance east of the Similkameen River bridge at Princeton and pass along the east side of the former Copper Mountain mine. The distance from the Highway is approximately 19 km.;


BRITISH COLUMBIA
COLOMBIE-BRITANNIQUE
YUKON TERRITORY
TERRITOIRE DU YUKON
CANADA
LEGEND / LÉGENDE
Provincial capital / Capitale provinciale
Other populated places / Autres lieux habités
Trans-Canada Highway / La Transcanadienne
Major road / Route principale
Ferry route / Traversier
International boundary / Frontière internationale
Provincial boundary / Limite provinciale
ALASKA
USA
PACIFIC OCEAN
OCEAN PACIFIQUE
Similkameen Mining District
Scale / Echelle
Victoria
© 2002. Her Majesty the Queen in Right of Canada, Natural Resources Canada.
Sa Majesté la Reine du chef du Canada, Ressources naturelles Canada.

FIGURE 1. LOCATION - BRITISH COLUMBIA

http://atlas.gc.ca/site/english/maps/reference/provincesterritories/british_columbia/map.jpg 07/05/2006


LOCATION MAP
OF
PORPHYRY
Cu-Au DEPOSITS
BRITISH COLUMBIA
GEOLOGICAL SURVEY
Red-Chris
Schaft Creek (Liard Copper)
Galore Creek (Stikine Copper)
Bell
Mt. Milligan
Granisle
Berg
Gibraltar
Cariboo-Bell
Fish Lake
Poison Mtn.
Expo
Island Copper
Afton
Highland Valley
Brenda
Catface
Copper Mtn.-Ingerbelle
(Similkameen)
0
100
200
300
KILOMETRES

Figure 2. Distribution of copper-gold porphyry deposits in British Columbia (after Schroeter, 1989)

FIGURE 2. LOCATION - SIMILKAMEEN MINING DISTRICT


AGATE MTN.
WILBERT
HILLS
MT. KENNEDY
Copper Mountain
COPPER MTN.
FRIDAY MTN.
MT. AGNUS
RIDGE
PLACER MTN.
Smelter Lakes
Similkameen Falls
1:125,000

FIGURE 3. LOCATION - SOUTHWEST AND SEDONA CLAIMS


Map created Sun May 07 20:35:52 PDT 2006
Legend
Indian Reserves
National Parks
Parks
Mineral Titles Grid
Mineral Tenures
Reserves (Sites)
Placer Claim Designation
Placer Lease Designation
No Staking Reserve
Conditional Reserve
Recreation Area
Others
Mining Divisions
BCGS Grid
Contours (1:250K)
Contour - Index
Contour - Intermediate
Transportation - Points (TRIM)
Heliport
Transportation - Lines (TRIM)
Airfield
Airport
Airstrip
Ferry Route
Road (Unimproved)
Trail
Bridge - Foot
Bridge - Trestle
Tunnel
Bridge
Rail Line (Double Track)
Scale: 1:35,000
DO NOT USE FOR NAVIGATION
Map Center: 120° 30' 56" W, 49° 16' 36" N
0.7km
523822
525145
509424
310284
249778
530553
530554
511400
523658
523659
522815
512340
509213
372495
372494
394739
250139
1653
1470
187
1513
1141
1164
1181
Pit

FIGURE 4. Southwest and Sedona Claims


Map created Sun May 07 18:00:06 PDT 2006
Legend
Indian Reserves
National Parks
Parks
Mineral Titles Grid
Mineral Tenures
Reserves (Sites)
Placer Claim Designation
Placer Lease Designation
No Staking Reserve
Conditional Reserve
Surface Restriction
Recreation Area
Others
Mining Divisions
BCGS Grid
Contours (1:250K)
Transportation - Points (TRIM)
Heliport
Transportation - Lines (TRIM)
Airfield
Airport
Airstrip
Airport Abandoned
Ferry Route
Road (Unimproved)
Trail
Tunnel
Bridge
530553
530554
511400
301394
301395
301396
523658
523657
523659
522815
310284
249778
509824
Map Center: 120° 31' 21" W, 49° 16' 36" N
Scale: 1:54,481
DO NOT USE FOR NAVIGATION

Figure 5a. Details of Southwest (530553) Claim


Map created Sun May 07 18:05:51 PDT 2006
Legend
Indian Reserves
National Parks
Parks
Mineral Titles Grid
Mineral Tenures
Reserves (Sites)
Placer Claim Designation
Placer Lease Designation
No Staking Reserve
Conditional Reserve
Release Required Reserve
Surface Restriction
Recreation Area
Others
Mining Divisions
BCGS Grid
Contours (1:250K)
Scale: 1:54,481
DO NOT USE FOR NAVIGATION
Map Center: 120° 30' 18" W, 49° 17' 0" N
530554
511400
530553

Figure 5b. Details of Sedona (530554) Claim

the elevation gain is 600 metres. The southern parts of the claims can be accessed from the south from the Placer Mountain forestry road that joins Highway 3 forty kms west of Princeton.

1.5 Climate

The Southwest and Sedona claims are located in a climate zone transitional between the Cascade Mountains and the dry Interior valleys of southern British Columbia whereas the town of Princeton enjoys a partial "rainshadow" effect. In both areas winters are generally cool with exceptional days colder than -30° C., with occasional warm spells and summers are hot, to 40° C. Annual rainfall at the Princeton recording station is (Environment Canada website) 239 mm, and annual snowfall averages 147 cm. Summer thunderstorms are frequent and may be violent.

The claims area is snow covered from November through early May but field work, including geophysical surveys and drilling operations, with some difficulty can be carried out on a year-round basis. Summer conditions are dry and forest fire hazards are a constant concern.

1.6 Physiography

The Southwest and Sedona claims lie in the southern Interior Plateau physiographic province of the Canadian Cordillera. They also could be described as being in a foothills or transitional part of the Cascade Mountains but the latter more properly belongs to the region lying to the west where elevations rise to 2300 metres a.s.l.

This Interior Plateau "province" at the latitude of the claims comprises vaguely concordant uplands at about 1400 metres elevation with a few deeply incised major streams, including particularly, the Similkameen River, but also the Tulameen and Ashnola rivers. These streams occupy relatively narrow defiles and are relicts of the waning stages of Wisconsin age glaciation when vast quantities of continental-type ice sheets were melted and much of the present topography was shaped. The upland surfaces are themselves composite slopes with many irregularities: the typical terrain has relief of about 100 to 300 metres, and very few intact planar surfaces are found.



Calc-Alkaline Class
1 Bell, Granisle, Morrison
2 Gibraltar
3 Highland Valley Deposits - Lornex, Bethlehem, Highmont, Valley Copper, JA
4 Brenda
5 Island Copper
6 Maggie
7 Fish Lake
8 Poison Mountain
9 Catface
10 Berg
11 Huckleberry
12 Ox Lake
13 Glacier Gulch
14 Schaft Creek
15 Mount Nansen
16 Casino
17 OK
Alkaline Class
18 Copper Mountain - Similkameen
19 Afton
20 Cariboo Bell
21 Lorraine
22 Stikine (Galore Creek)
Symbols
Producing mine or district with producing mines
Major prospect
Prospect
Insular
Coast
Omineca
Eastern Marginal Belt
Intermontane Belt
Crystalline Belt
Belt

14. Porphyry copper-molybdenum-gold deposits in the Canadian Cordillera (after McMillan and Panteleyev, 1987).

Figure 6. **Porphyry Copper-Molybdenum-Gold Deposits in the Canadian Cordillera (after McMillan and Panteleyev, 1987, included in text for <u>Ore Deposits, Tectonics and Metallogeny in the Canadian Cordillera</u>, MDRU, Short Course #3, 1991).**

Figure 7) with compositions ranging from granite to quartz diorite and gabbro, and by the much smaller quartz-poor syenogabbroic and augite dioritic plutons of the Copper Mountain Intrusions (number 8). In Upper Cretaceous/Tertiary time granitic and granodioritic intrusions (numbers 14 and 15) were emplaced.

Few structural elements have been recognized and mapped in the subject area. Notable are north-south oriented faults in the area north of Princeton that apparently are terminated to the south by emplacement of the Copper Mountain Intrusions. Nicola group rocks trend north-south and may be folded but distinctive marker horizons useful in mapping fold structures are rarely recognized. Much of the productive mine area lies in an east-west oriented, sheared and altered zone of volcanic rocks and dykes spatially related to late phases of the Copper Mountain Intrusions.

A diversity of mineral deposit types is present in the Princeton area of southern British Columbia. Few mines have been developed despite a healthy level of prospecting efforts in the district over a period of more than one hundred years. Copper-gold deposits related to intrusive bodies have been exploited at the Copper Mountain and Ingerbelle sites, located south and southwest of the town. Gold deposits at Hedley, 30 km east of Princeton, are related to strongly developed alteration effects near the interface between calcareous bedded formations of the Nicola group and sill-like gabbroic and quartz gabbroic intrusions. The latter, according to detailed studies by Dolmage and Brown (1945), are quartz diorite that has been contaminated by assimilation of the sediments into Coast Intrusions.

3.0 GENERAL GEOLOGY OF THE COPPER MOUNTAIN AREA

The following discussion is abstracted in its entirety from the text of a talk presented by V. A. Preto, provincial geologist, in 1970 to the Fall Meeting of the South-Central B. C. Branch of the Canadian Institute of Mining and Metallurgy:

> *The oldest rocks in the area are part of the Upper Triassic Wolf Creek Formation of the Nicola Group. These include volcanic and sedimentary rocks which generally display a very mild degree of metamorphism and deformation except in the immediate vicinity of intrusive bodies. A number of quartz-poor calc-alkalic plutons, collectively known as the Copper Mountain Intrusions (Montgomery, 1967) cut the Nicola rocks and are spatially and genetically related to the ore deposits. The largest, the Copper Mountain stock, is a concentrically differentiated intrusion, elliptical in plan and approximately 6.5 square miles in area. Its long axis is approximately 6 miles and strikes north 60 degrees west. This stock ranges in composition from diorite at its outer edge, through monzonite to syenite and perthosite pegmatite* at the core (Montgomery, 1967). Two smaller satellites, the Smelter Lakes and Voigt stocks, to the north and northeast respectively show no differentiation, but are similar in composition to the outer phase of the Copper Mountain stock. A complex of intrusive rocks ranging in composition from diorite to syenite, and generally porphyritic, occurs mainly north of Copper Mountain, extending from Wolf Creek to a major northerly trending fault that lies west of the Hope-Princeton highway. These rocks, known as the Lost Horse intrusions, show widespread albitization, saussuritization, and pink feldspar alteration that can be intense. They do not occur as a continuous mass, but as a complex of dykes, sills, and irregular bodies that display variable and complicated contact relationships with rocks of the Wolf Creek Formation. Because of their complexity the Lost Horse intrusions could only be divided into two groups: One composed of irregular bodies of variable size and shape; the other of well-defined dykes of biotite-latite porphyry or biotite-pyrooxene microsyenite porphyry that cut the older Lost Horse rocks. The Lost Horse intrusions are believed to be*

**Perthosite pegmatite contains about 97 per cent perthite with minor amounts of leucoxene or sphene, quartz, and fine-grained colourless micas.*

Despite being characterized as a plateau, mountains are a prominent feature of the southern Cordillera: summits and hills are forested and smoothly rounded and rise to 1500 to 1700 metres and are in contrast to the Cascade Mountains nearby to the west that are craggy and rise to 2500 metres. The resulting landforms are commonly shrouded in glacial outwash deposits, glacial tills, and, where streams were ponded by ice tongues or other features to form temporary lakes, so-called "white silt" deposits, smaller in areal extent but not unlike those found in the Okanagan valley and at Kamloops.

Rice (1947) quotes Camsell (1913) concerning the different topographies found

"...below and above about the 4,500 foot (i.e 1370 m.) level. Above this the hills are rolling, with gentle slopes and broad valleys; below it the slopes are steep, many cliff-like, and the valleys are deeply incised".

1.7 History

The southern Interior of British Columbia has a very long history of mining-related activity. The local natives gathered at Vermillion Bluffs, north of Princeton, to extract quantities of ochre which were traded widely for use as body paint. The Dewdney Trail that served fur traders passed from the Fraser River through Princeton en route to the Kootenays and provided access opportunities for prospectors and miners who came both from the Coast and from the mining camps of Montana.

Gold was discovered near Princeton in the 1860s and after 1885 large quantities were recovered by placer miners. Platinum was not immediately recognized as being of value but later became an important commodity. Lode gold was found at Hedley, 40 km east of Princeton, in 1894 and two important gold mines, the Nickel Plate and Hedley Mascot mines, operated in the period 1904 to 1955.

Coal in the Princeton area was known from early days and contributed to the development of the district: railway developers were able to use locally mined supplies of low quality coal to supply fuel for their steam driven locomotives and the Copper Mountain mine and foundry relied upon local coal for much of their energy needs.

Copper has long been the most important mineral commodity produced from the Princeton area. A single mine, the Copper Mountain mine,

operated by the Granby Consolidated Mining, Smelting, and Power Company, Limited, supported a large underground operation complete with power supply and foundry (fueled by Princeton coal). The ores were first recognized in 1884, first exploited in 1892 and subsequent years and achieved production status in 1925. Two railways, the Canadian Pacific Kettle Valley Line and the Great Northern Railway, competed for traffic. The latter won out: concentrates were shipped into the United States and taken to the Tacoma, Washington, smelter for final processing.

The Copper Mountain mine was developed to exploit rich bornite and chalcopyrite deposits found in and in proximity to the syenogabbroic and augite dioritic members of the Copper Mountain Intrusions, and more specifically in the Copper Mountain stock, the Voigt stock and the Lost Horse intrusions, all of which lie within upper Triassic age volcanic and volcaniclastic rocks of the Nicola group. The mine operated at a scale of about 2000 tons per day and, despite high quality ores, was never particularly profitable, suffered frequent labour disruptions and seems to have been at the mercy of several factors outside of its control. Those woes included an awkward transportation and handling structure, reliance on a distant smelter, the Great Depression and attendant depressed metal prices, labour and material shortages during World War II, and management that was slow to adapt to changing work environments and strenuously resisted the post-war demands of its increasingly empowered workers. The mine closed in 1957, ostensibly the victim of weak metal prices but also as a consequence of a general deterioration of both the mine and its industrial relations.

The Ingerbelle mine, located west of the Similkameen River, five km northwest of the Copper Mountain mine, was discovered in 1967. It was developed as a greenfield site and operated from 1970 until 1978 after which time the operators revived the former Copper Mountain mine and with the aid of a conveyer belt system that carried ores across the Similkameen River, processed open-pit derived materials until 1996. Once again the operation was fraught with difficulties, including high costs, problems associated with mining by open pit methods on top of a labyrinth of underground workings, fluctuating metal prices, and a remote ownership that was somewhat unresponsive to its labour force and which became increasingly focused on other aspects of its multi-faceted mining identity. The mine was sold in 1990 to locally based operators and continued, largely with government assistance and generous advance payments from the Japanese smelter companies, until 1996.

During the life of the Copper Mountain mine the nearby areas were subjected to much prospecting attention but little success. The fact that the Ingerbelle ore body, although located only a few kilometers from the main Copper Mountain mine, was not found until approximately 45 years after that mine commenced operation, is witness in part to the difficulty of finding ore deposits and in part to the desultory level of prospecting efforts. The area south of the Copper Mountain mine was undoubtedly examined and mapped during the early life of the mine but was found to be lacking in the quartz-poor intrusive rocks that were closely related to the ores. Added difficulties arose from the presence of extensive surficial deposits of glacial debris that masked not only the bedrock but also inhibited the transfer to surface of geochemical components that later, as techniques were developed, may have enabled detection of ores by geochemical exploration techniques.

The area that includes the Southwest and Sedona mineral tenures is believed to largely have been neglected by mineral explorers. Several assessment reports on file with the Ministry of Energy and Mines record geological, geophysical and geochemical survey work and a small number of diamond drill holes since 1967. The most recent recorded work is dated 1987.

2.0 REGIONAL GEOLOGY

The Similkameen mining district lies within the southern extent of the Nicola Group, a mid-Mesozoic aged volcaniclastic terrane that is host to many of the large porphyry-style copper-gold and copper-molybdenum deposits of British Columbia (Figures 6 and 7). Elsewhere in the province, substantial orebodies, including among others, Gibraltar, Afton and Valley/Lornex, have been developed in proximity to, or in, granodioritic to syenitic plutonic intrusions. Orebodies comprise strongly altered and zoned volumes of intrusive rocks and andesitic and trachytic volcanic rocks that have been affected by the emplacement of the plutons themselves that contributed, in addition to the metals, the transporting fluids and the heat supply that facilitated movement and concentration of the ore-forming metals. Whether the latter originated in the intrusions or are concentrated from their host lavas is still a debated topic.

Earliest geological mapping in the Similkameen district was that of Camsell, published in 1907, followed by several studies directed specifically to the Copper Mountain ore deposits. Rice commenced regional scale field work in 1939 and his Memoir 243, Geology and Mineral Deposits of the Princeton Map-Area, British Columbia, was published in 1947. Montgomery (1967) studied the petrology, structure and origin of the Copper Mountain intrusions as a doctoral thesis project. Preto (1970, 1972) studied the immediate mine area and published Bulletin 59, Geology of Copper Mountain, in 1972 but his work did not include much attention to the area south of the mine. It appears that, with the exception of a small number of prospecting and geophysical surveys, that area has been mostly ignored by mineral explorers.

The principal country rock in the vicinity of the Copper Mountain mining area belongs to the Nicola Group of volcanic formations of Upper Triassic age (number 3, bright green on the accompanying figure (Figure 7)). These formations commonly are attributed to a volcanic island arc environment wherein a multitude of volcanic sources were active over a long period. The active area extended from the southeastern part of mainland Alaska to the International Border and the areas of activity likely migrated within the belt in response to continental plate movements and surges of convective energy derived from the core of the earth.

The thick sequence of volcanic and volcaniclastic rocks was intruded in Jurassic time by members of the Coast Intrusions (numbers 5, 6 and 7 on


MISSEZULA MTN.
Princeton
Coalmont
Allenby
Copper Mountain
DARCY MTNS
WILBERT HILLS
FRIDAY MTN.
KAMLOORS DISTRICT
SIMILKAMEEN DISTRICT
STEMWINDER MTN.
CRATER MTN.
PLACER MTN.
Belfort
Jura
Erris
KETTLE VALLEY RAILWAY

Figure 7. Regional Geology - Copper Mountain Area, B. C., *from* Map 888A, Rice, 1947

CRETACEOUS OR TERTIARY

UPPER CRETACEOUS OR LATER

14,15	14, *OTTER INTRUSIONS:* pink and grey granite and granodiorite 15, *LIGHTNING CREEK INTRUSIONS:* grey quartz diorite

CRETACEOUS

LOWER CRETACEOUS

KINGSVALE GROUP

12a-b,13	12a, mainly volcanic breccia; 12b, mainly andesite and basalt porphyry 13, Andesite and basalt porphyry and volcanic breccia

PASAYTEN GROUP

11	Mainly grit and shale; 11a, mainly purple lava, tuff, and breccia

SPENCE BRIDGE GROUP

10	Hard, reddish andesite and basalt

JURASSIC (?) AND CRETACEOUS

UPPER JURASSIC (?) AND LOWER CRETACEOUS

DEWDNEY CREEK GROUP

9	Tuff, volcanic breccia, grit, argillite; 9a, mainly conglomerate

JURASSIC OR LATER

8	*COPPER MOUNTAIN INTRUSIONS:* syenogabbro, augite diorite, pegmatite
5,6,7	*COAST INTRUSIONS:* 5, grey, slightly gneissic granodiorite; 6, mainly reddish, coarse-grained, siliceous granite and granodiorite; 7, light coloured granodiorite, quartz diorite, and gabbro
4	Peridotite, pyroxenite, gabbro

TRIASSIC

UPPER TRIASSIC

NICOLA GROUP

3	Varicoloured lava; argillite, tuff, limestone; chlorite and sericite schist

CARBONIFEROUS OR LATER

2	*BRADSHAW, INDEPENDENCE, SHOEMAKER, and OLD TOM FORMATIONS:* cherty and slaty argillite, green andesite, limestone; quartz-mica schist and gneiss

HOZAMEEN GROUP

1	Chert, green andesite, limestone

Figure 7a. Legend to accompany Figure 7


SMELTER LK STOCK
VP-69KA-3 200±8
VP-69KA-2 197±8
SMELTER LAKES
VP-69KA-1 194±8
VP-69KA-9 197±8
VP-69KA-5 98±4
VP-69KA-4 101±4
VOIGT STOCK
VP-69KA-7 194±7
VP-69KA-10 105±8
VP-69KA-6 181±7
VP-69KA-8 194±8
VP-69KA-13 189±8
INGERBELLE
COPPER MOUNTAIN
GULCH
DEEP
SIMILKAMEEN R.
WOLFE
CREEK
HIGHWAY NO. 3
COPPER MOUNTAIN STOCK
CREEK
CREEK
N
Southwest (530553)
Sedona (530554)
SCALE 0 1/2 1 MILES
GENERAL GEOLOGY OF THE COPPER MOUNTAIN AREA
BRITISH COLUMBIA
PRINCETON GROUP
VERDE CREEK QTZ. MONZ.
LOST HORSE INTRUSION
PERTHOSITE PEGMATITE
MONZONITE
DIORITE
NICOLA GROUP
SAMPLE LOCATION AND AGE IN M.Y.
VP-69AK-1 194±8

Figure 8. **General Geology of the Copper Mountain Area, British Columbia *from* <u>Further Potassium-Argon Age Dating at Copper Mountain, B. C.</u> *by* V. A. G. Preto, B. C. Department of Mines and Petroleum Resources *contribution to* Technical Papers presented to CIMM South-Central B. C. Branch, fall meeting, 1970.**

genetically related to the Copper Mountain stock, and in fact to be late phases of the stock, although contact relationships are nowhere clearly displayed in the field. They are also closely related to the orebodies spatially and, it is believed, genetically.

To the northeast of Copper Mountain, diorite of the Voigt stock and older volcanic rocks are cut by a body of younger quartz monzonite that was named Verde Creek granite by Dolmage (1934) and believed by Rice (1947) to be correlative with the Otter intrusions of Upper Cretaceous or younger age. This pluton and older rocks are cut by several northerly trending dykes of felsite, quartz feldspar, and feldspar porphyry which are the eastern continuation of the "mine dykes" swarm of Copper Mountain.

All of the above intrusive, volcanic, and sedimentary rocks are cut and unconformably overlain by intrusive, volcanic, and sedimentary rocks of the Princeton Group of Middle Eocene age.

Both at Copper Mountain and at Ingerbelle faulting and fracturing are very intense and prominent. Major faults trend north 80 to 90 degrees east, north 35 degrees east, north 20 degrees east, and north 45 degrees west, and are important structural controls to mineralization. At Ingerbelle, a regional post-mineral normal fault that trends northerly and dips 60 degrees west cuts off the orebody to the west, and further south truncates the western part of the Copper Mountain stock.

Copper deposits have long been known around the entire periphery of the Copper Mountain stock, but the economic ones to date have been found only on the northeast side of the stock, mostly in the narrow zone of altered and intensely faulted and fractured Nicola rocks which are bound to the south b y the main stock and to the north by an almost continuous mass of Lost Horse intrusive rocks. At Copper Mountain most of the early production was from orebodies close to the stock contact, in which the principal ore mineral was bornite. The size and grade of orebodies was largely controlled by the presence and intensity of the so-called "ore fractures", a set of northeast trending fractures and pegmatite veins oriented almost at right angles to the stock contact. Away from the contact, however, large amounts of ore have been and will be produced in which chalcopyrite is the principal ore mineral. These zones do not appear to be so directly dependent on the

northeast fractures as on other favourable structural and alteration conditions and on the presence or proximity of Lost Horse rocks".

4.0 GEOLOGY AND MINERAL POTENTIAL OF THE SOUTHWEST AND SEDONA CLAIMS

The Southwest and Sedona claims lie south of the main Copper Mountain ore deposits and southeast of the Ingerbelle deposits. Those deposits occur in proximity to members of the Copper Mountain Intrusions that occur as a cluster of mostly small, irregularly shaped bodies in a relatively restricted area (Figures 7 and 8). The largest member broadens southerly and offers potential for discovery of additional deposits along its margins.

Copper Mountain-type ore bodies are described as "....disseminations and stockworks mostly of chalcopyrite and pyrite in altered Nicola volcanic and/or Lost Horse Intrusive rocks" (Preto, 1972). "All deposits in this group are spatially and, it is believed, genetically associated with late phases of the Copper Mountain intrusions, by far the most productive of which are those of the Lost Horse suite" (Preto, 1972). Ingerbelle ores, situated west of Similkameen River, are distinctive from the Copper Mountain types: "Ingerbelle ore consists typically of fine disseminations and delicate fracture fillings of pyrite and chalcopyrite. Bornite is very rare. Molybdenite is also very rare..." (Preto, 1972, p. 70).

The Southwest and Sedona claims are located immediately south of one portion of the Copper Mountain intrusions in Nicola Group formations. Overburden depths vary from slight to "substantial" and overburden has inhibited both geological mapping and exploration by prospecting and geochemical surveys. Several assessment reports that relate to the claims and to adjoining areas are available from the ARIS website files. They record work from the 1960s (Kalco Valley Mines) through to 1987 (Targa Resources Inc.) and contain much useful information. In particular AR #15854, "Geology, Geophysical and Geochemical Report on the Copper Mountain Property" by F. Dispirito, et al., 1987, presents a complete and comprehensive review of the history of the mines and the area plus a discussion of previous work and details of work done in the area in 1986. The report includes a folio of illustrations, particularly geochemical plots of arsenic, silver, gold, copper and iron and also copper:iron ratios, and plots of a VLF-EM survey and a magnetic survey

and a compilation of geology and anomalies. The following quotations are taken from that report:

> *"The property is located within an optimal geologic environment for the development of porphyry or pyrometasomatic copper deposits such as those found at the Copper Mountain and Ingerbelle mines"* (Dispirito, et al. 1987, p. 26).
>
> *"The Lost Horse Intrusions are believed to be the source of mineralizing fluids associated with orebody emplacement in the area"* ((Dispirito, et al. 1987, p. 26).
>
> *"The eastern contact area of the property has not been thoroughly explored. This is due to thick overburden and minimal outcrop exposure which caused previous surveys to be inconclusive* (Dispirito, et al. 1987, p. 30).

Dispirito, et al., recommended further work including 'deep sounding' induced polarization surveys over the contact between the Copper Mountain Intrusions and the Nicola volcanic formations, extending 500 metres north into the Copper Mountain stock and 1000 metres south into the Nicola, accompanied by a magnetic survey to help pinpoint the contact. There is no indication in the available records of the recommended work having been completed.

5.0 CONCLUSIONS AND RECOMMENDATIONS

The Southwest and Sedona claims are situated in a geological environment that is particularly favourable for the location of important deposits of copper and gold. The best opportunities for discovery are, by analogy to the historic mines at the Copper Mountain and Ingerbelle sites, in proximity to the contact between Nicola Group volcanics and members of the so-called "Copper Mountain Intrusions", especially the Lost Horse phase. Most ore bodies have, to date, been accompanied by zones of strong shearing that presumably facilitated emplacement of the valuable minerals.

The area south of the Copper Mountain stock has extensive cover of glacial-fluvial deposits that inhibit prospecting and geological mapping efforts and as a consequence, parts of the area have not been adequately explored.

The Southwest and Sedona claims warrant further exploration in search of viable copper-gold deposits. A first requisite is a thorough review and compilation of available data, particularly geological, geochemical and geophysical data, that are contained in the reports of technical surveys that have been filed as assessment work. The report by Dispirito, et al. dated 1987, is admirably comprehensive but further library research is nonetheless required in order to capture data and to avoid needless duplication of efforts.

The subject claims should be explored in stages: they are ideally situated so that small programs of work can be undertaken and completed without incurring large mobilization costs.

Phase 1 work should include library search and review of literature with compilation of pertinent data concerning previous exploration work in the area. That would include information from technical surveys and diamond drilling and would be followed by field examination and reconnaissance in order to establish the current condition of access roads, grids, old trenches, pits, and, possibly, adits. A campaign of work could then be finalized.

The cost of Phase 1 work is likely to be $6000, of which the research portion would be about $3000, including wages, photocopying charges, purchase of maps and reports, and preparation of various compilation maps. The field examinations would cost an additional $3000 and occupy five days: it would require a two or three man crew with a suitably rugged four wheel drive-equipped vehicle. They would work from a motel in Princeton in order to avoid the need for camp equipment and other distractions, and would scout out the boundaries of the claims and locations of previous work sites, and take samples of rocks, soils and stream sediments as indicated and also attempt to become familiar with the bedrock formations.

Further work would be entirely dependent upon the information gathered in Phase 1. One should anticipate that at a minimum, a deep-penetrating induced polarization survey will be carried out over the existing grid if it can be recovered or from a new grid that will have to be established using hand tools. Such a survey may take ten field days to complete. Small detailed soil sample grids may be used to check, confirm and further define several of the anomalous areas. The cost of Phase 2 is estimated at $30,000.

Phase 3 may entail a continuation of geophysical and other technical surveys and a program of several diamond drill holes to investigate areas identified by the previous work. Such programs commonly cost about $100,000.

PROFESSIONAL
PROVINCE OF
E. A. OSTENSOE
BRITISH COLUMBIA
GEOSCIENTIST

6.0 REFERENCES

The following sources have been consulted in gathering background information for the accompanying text:

Camsell, C., 1907, Preliminary Report on a Part of the Similkameen District, British Columbia, Geol. Surv. Canada, Special Report no. 986

Dispirito, F., McCrossan, Ed., and Mertens, H., 1987, Geological, Geophysical and Geochemical Report on the Copper Mountain Property, assessment report 15854, prepared by Shangri La Minerals Ltd. for Targa Resources Inc.

Environment Canada, 2006, National Climate Data and Information, URL<http://www.climate.weatheroffice.ec.gc.ca/climate_normals/results_e.ht

Fahrni, K. C., Macauley, T. N., and Preto, V.A.G., 1976, Copper Mountain and Ingerbelle; *in* Porphyry Deposits of the Canadian Cordillera, Sutherland Brown, A., Editor, Can. Inst. of Mining and Metallurgy, Special Volume 15.

Montgomery, J. H., (1967) Petrology, Structure and Origin of the Copper Mountain Intrusions near Princeton, British Columbia, Univ. of Brit. Col., unpublished Ph.D. thesis

Preto, V. A., 1970, Further Potassium-Argon Age Dating at Copper Mountain, B. C., technical paper presented to CIMM South Central B.C. Branch, Fall Meeting, Kamloops, B. C.

1972, Geology of Copper Mountain, Bulletin 59, Geol. Surv. Branch, Ministry of Energy and Mines, British Columbia

Rice, H. M. A., 1947, Geology and Mineral Deposits of the Princeton Map-Area, British Columbia, Memoir 243, Geol. Surv. Canada

Takeda, Tatsuya, 1976, On the Exploration and Structural Control of the Ingerbelle Deposit, British Columbia, Canada, Mining Geology, 26, pp. 179 - 190

von Fersen, N., 1983, 1983 Assessment Report on Geochemical Surveys on the CMAG-82 Group, Similkameen M. D., B. C., assessment report no. 11617, prepared for Kidd Creek Mines Ltd.

AUTHOR'S CERTIFICATION

I, Erik A. Ostensoe, P. Geo., of Vancouver, British Columbia, Canada, certify that

1. I, Erik A. Ostensoe, P. Geo. am a consulting geologist with office and residence in Vancouver, British Columbia, Canada.

2. I am a qualified professional geologist with a B. Sc. degree in Honours Geology, Univ. of British Columbia, 1960.

3. I have practiced my profession for more than forty years in western and northern Canada, western United States, and, to a lesser extent, elsewhere.

4. I am a member in good standing of the Association of Professional Engineers and Geoscientists of British Columbia, member no. 18727.

5. I am the author of the accompanying report titled "Review and Recommendations, Southwest and Sedona Claims, Mineral Tenures 530553 and 530554, Similkameen Mining Division, British Columbia, Canada".

6. This report is based on information obtained from various reports and technical publications and on the author's personal knowledge of the Similkameen Mining Division.

7. This report was prepared expressly for Mainland Exploration Inc. and may be used by that company as desired provided only that any abridgements or quotations therefrom are accurate and are suitably identified.

8. The author is wholly independent of Mainland Exploration Inc. and has no personal interest in any mineral or real property in the vicinity of the Southwest and Sedona claims.

Erik A. Ostensoe, P. Geo.

PROFESSIONAL PROVINCE OF E. A. OSTENSOE BRITISH COLUMBIA GEOSCIENTIST

May 6, 2006.
Revised: March 1, 2007.

APPENDIX 1.

GLOSSARY OF TECHNICAL TERMS

GLOSSARY OF TECHNICAL TERMS

[to accompany "Report and Recommendations, Southwest and Sedona Mineral Claims, Similkameen Mining Division, British Columbia, Canada", a technical report by E. Ostensoe, P. Geo., dated May 6, 2006 and revised March 1, 2007.]

Many of the following terms and definitions that have been taken from Glossary of Geology, Fourth Edition, Julia A. Jackson, editor, American Geological Institute, Alexandria, Virginia, 1997 *appear in the accompanying report:*

Allocthon – (i) an accreted terrane, formed by the juxtaposition of dissimilar geological features as a result of crustal fragmentation and movement

(2) a mass of rock or fault block that has been moved from its place of origin by tectonic processes...many allocthonous rocks have been moved so far from their original sites that they differ greatly in facies and structure from those on which they now lie;

(3) a naturally occurring geological unit that has been moved a large distance by tectonic processes such as continental drift

Andesite - a common volcanic rock type composed of feldspars and Fe-Mg silicate minerals – similar to dacite but contains more ferrous components

Argillic - a form of alteration characterized by formation of clay minerals

Argillite - a fine-grained sedimentary rock, usually exhibits strong banding

Batholith - a body of crystalline plutonic rock, may be homogeneous or compounded from more than one magmatic source; area in outcrop or subcrop in excess of 100 square kms

Dacite - a common volcanic or intrusive rock type, highly feldspathic but with little free quartz, usually fine grained

Epigenetic - refers to a mineral deposit that is introduced into a rock formation as opposed to "syngenetic" deposits that are formed contemporaneously with the host

----2. Glossary of Technical Terms

Epithermal - refers to the process of near surface ore deposition by fluids from an intrusive source, see also *mesothermal*; said of a mineral deposit formed within about 1 km of the earth's surface and in the temperature range 50 – 200 degrees C, occurring mainly as veins. Also said of that environment

Greenschist facies - a low intensity stage of metamorphism with incipient development of low temperature micaceous minerals

Hornfels- a thermally metamorphosed rock, usually sedimentary, that has been sufficiently heated to cause growth of new silicate minerals, often with micaceous habit

Hydrothermal - refers to a mineral deposit formed by circulating fluids, usually implies elevated temperatures but is without any particular restrictions of temperature or pressure

Induced polarization survey - a ground-based geophysical method employing an electrical transmitter and an array of receivers, measuring the ability of a rock mass to retain an electrical charge

Lahar - a fragmental rock of volcanic origin characterized by chaotic unsorted mixtures of ejecta, may have "welded" textures resulting from rapid accumulation of very hot fragments and gases

Mesothermal - refers to a mineral deposit formed at moderate depth hence at "moderate" temperature and pressures: said of a hydrothermal mineral deposit formed at considerable depth and in the temperature range of 200 – 300 degrees C. Also said of that environment

Polymetallic - a mineral deposit with substantial metal values accruing from more than one metal component

Porphyry - a heterogeneous rock characterized by the presence of crystals in a relatively finer-grained matrix

Propyllitic alteration - a metamorphic assemblage with sericite, chlorite and carbonate minerals, characteristic of the outer alteration zone related to porphyry-type deposits

Rhyolite - a silica-rich fine-grained volcanic rock, vaguely analogous chemically to granite

----3. Glossary of Technical Terms

Sericitization - a natural process in which particular colourless or nearly colourless micaceous minerals are formed as part of a metamorphic or mineralizing event, commonly a useful guide to locating valuable mineral deposits

Silicification - a natural process in which silica is introduced into and replaces pre-existing natural rock components

Skarn - a metamorphic rock formed in the thermal aureole of an intrusive body, also applied to rocks that have been altered with the addition of components such as calcium, metals and gases. Other definitions are recognized

Sphalerite - zinc sulphide, ZnS, the most common naturally occurring source of zinc

Vitrophyre - a volcanic rock that formed without crystallization; glassy textures, may accompany other fragmental volcanic rocks

Volcaniclastic - pertaining to all clastic volcanic materials formed by any process of fragmentation, dispersed by any kind of transporting agent, deposited in any environment or mixed in any significant portion with non-volcanic fragments.

APPENDIX 2.

MINFILE ENTRIES

COPPER MOUNTAIN AREA PROPERTIES

MINFILE Capsule Geology and Bibliography

Capsule Geology and Bibliography

Printable Report

092HSE004 Production Report Inventory Report

	INGERBELLE		Similkameen
	Past Producer		092H07E NAD 27
	49 20 22 N 120 33 18 W		10 5467835 677620
	Copper Gold Silver Molybdenum Zinc		L03 : Alkalic porphyry Cu-Au. K01 : Cu skarn.
	Intermontane		Quesnel. Plutonic Rocks.

The regional geological setting is characterized by major north-striking high-angle faults which form an ancient, long-lived rift system that extends from the United States border to at least 160 kilometres north. This system was the locus of a long, narrow marine basin in which Nicola Group rocks were deposited during Triassic time, and it then accommodated basins of continental volcanism and sedimentation in Early Tertiary time. The central part of the Nicola basin is marked by an abundance of high-energy, proximal volcanic rocks and contains a large number of coeval, comagmatic, high-level plutons with several associated copper deposits. A group of such plutons, some of which are differentiated, are known as the Copper Mountain Intrusions.

The copper deposits of the Copper Mountain camp occur chiefly in a northwest-trending belt of Upper Triassic Nicola Group rocks, approximately 1100 metres wide and 4300 metres long, that is bounded on the south by the Copper Mountain stock, on the west by a major normal fault system known as the Boundary fault and on the north by a complex of dioritic to syenitic porphyries and breccias known as the Lost Horse Intrusions. Copper mineralization diminishes markedly to the east, where the Copper Mountain stock and Lost Horse complex diverge sharply.

The Nicola rocks in the vicinity of Copper Mountain are andesitic to basaltic and are composed predominantly of coarse agglomerate, tuff breccia and tuff, with lesser amounts of massive flow units and some lensy layers of volcanic siltstone. The coarse fragmental rocks, which locally contain clasts up to 35 centimetres in diameter, rapidly grade to the southeast and south into massive flows, abundant waterlain tuff and some pillow lava. This distribution of coarse fragmental volcanics, and their spatial association with the porphyry breccia complex and with the copper deposits indicate that one or more Nicola volcanic centres were localized close to

the Lost Horse Intrusions. It also indicates the close relationship between copper mineralization and Nicola magmatism in this camp.

West of the Boundary fault, the Nicola Group consists of intercalated volcanic and sedimentary rocks that include massive and fragmental andesites, tuff and generally well-bedded calcareous shale, siltstone and sandstone.

The Copper Mountain Intrusions include the Copper Mountain stock and the Smelter Lake and the Voigt stocks. These plutons form a continuous alkalic-calcic rock series ranging in composition from pyroxenite to perthosite pegmatite and syenite. The Copper Mountain stock is a concentrically differentiated intrusion elliptical in plan and approximately 17 square kilometres in area. Its major axis is 10 kilometres long and trends 300 degrees. The stock is zoned, with diorite at its outer edge grading through monzonite to syenite and perthosite pegmatite at the core. The two smaller satellites, the Smelter Lake and Voigt stocks, show no differentiation, but are similar in composition to the outer phase of the Copper Mountain stock.

The Lost Horse complex is approximately 4300 metres long and 760 to 2400 metres wide, and consists of porphyries and porphyry breccias which range in composition from diorite to syenite, showing widespread but variable albitization, saussuritization and pink feldspar alteration. These porphyries are not a continuous mass, but are a complex of dykes, sills and irregular bodies. Some phases of the complex are mineralized, but others, such as some major dykes, are clearly post-mineral.

Radiometric age dates on the Lost Horse and Copper Mountain intrusions, and on sulphide-bearing pegmatite veins indicate that the apparent age of these intrusions and of the associated mineralization is Early Jurassic (Bulletin 59, page 43; Canadian Journal of Earth Sciences, Volume 24, page 2533).

Nicola Group rocks near Copper Mountain exhibit secondary mineral assemblages which are characteristic of greenschist facies, or of albite-epidote hornfels. The volcanic rocks have widespread epidote, chlorite, tremolite-actinolite, sericite, carbonate and locally biotite and prehnite. In the immediate vicinity of the Copper Mountain stock, a narrow aureole of contact metamorphism, generally less than 60 metres wide, overprints the above assemblages and is characterized by a widespread development of granoblastic diopsidic pyroxene, green hornblende, brown to reddish biotite, abundant epidote, intermediate plagioclase and some quartz.

In the narrow belt of Nicola rocks, between the Ingerbelle mine and Copper Mountain (Similco) mine (092HSE001), the alteration differs and, where best developed, involves widespread development of biotite, followed by albite-epidote, with subsequent local potash feldspar and/or scapolite metasomatism in both Nicola rocks and Lost Horse Intrusions. The feldspar and scapolite metasomatism is characterized by intense veining and is controlled by the presence and intensity of fractures and by the proximity of large bodies of Lost Horse intrusive rocks.

The area near Copper Mountain is characterized by brittle deformation which produced a large number of faults and locally, intense fracturing. Very broad, northerly striking folds have been recognized or postulated at widely-spaced localities, but these folds decrease quickly in amplitude and down section. The area is dominated regionally by well-developed, northerly striking, high-angle faults which are best described as forming a rift system. Copper Mountain is dominated by strong easterly and northwesterly faulting. The narrow belt of Nicola rocks between Ingerbelle and Copper Mountain, confined between the Copper Mountain stock and the Lost Horse complex, is highly faulted and fractured, but does not appear appreciably folded. The strata are mostly flat-lying or very gently dipping where marker beds exist, and the few areas of steep dips can best be explained as blocks tilted by faulting. Faults in this area have been grouped in order of decreasing relative age of their latest movement into: easterly faults (Gully, Pit), "Mine breaks", northwest faults (Main), northeast faults (Tremblay, Honeysuckle) and the Boundary fault. Of these, the Boundary fault is part of the regional rift system: the others appear to be local structures the genesis and history of which are closely related to the evolution of the Copper Mountain Intrusions (CIM Special Volume 15).

The known orebodies are confined to an 1100 by 4300-metre belt. Numerous other occurrences of copper mineralization related to the Copper Mountain Intrusions are found over an area with maximum dimensions of 10 by 11 kilometres.

The Ingerbelle orebody, a skarn deposit transitional to a porphyry, has been developed by both underground and open pit methods. It is crudely L-shaped, with arms oriented northeast and northwest and maximum dimensions of 520 by 760 metres. It straddles the east-striking Gully fault and can be divided into three zones. The southwest zone is a steeply northerly plunging pipe-like body on the south side of the fault. The southeast zone dips steeply to the south and also lies immediately south of the Gully fault. The north zone includes all ore north of the fault, and may be the down-faulted extension of the southeast zone. The hostrocks are mainly altered tuffs and fragmental andesite, previously mapped as the Wolf Creek Formation (Geological Survey of Canada Memoir 171). But, approximately 15 per cent of the ore is found in small, irregular masses of Lost Horse monzonite or diorite. Faults and numerous discontinuous shears and intense mineralized fractures indicate that thorough shattering occurred prior to alteration and mineralization. An important feature of Ingerbelle is the very irregular distribution of copper mineralization.

Chalcopyrite and pyrite are the dominant sulphide minerals, but their ratios change abruptly from place to place. Total sulphide content varies from 2 to 5 per cent, but some of the more pyritic material on the southern side of the ore zones carries up to 10 per cent sulphides. Pyrrhotite is found in the southeast zone. Sulphide mineralization occurs as fine disseminations and thin discontinuous fracture-fillings, and less commonly as coarser blebs or veinlets of appreciable thickness. Sphalerite is rare. Molybdenite is found most commonly in the north zone.

Alteration at Ingerbelle involved pervasive development of biotite, followed by albite, epidote and chlorite, which were in turn followed by the development, mostly along fractures, of pink feldspar and then scapolite. Secondary pyroxene, garnet and sphene are found in some places and appear to have formed during the albite-epidote stage. The two later stages of alteration, and especially the formation of scapolite, contributed to the healing of a large number of fractures and in many places produced a pale grey to pinkish grey, hard rock which is nearly devoid of sulphides. Sulphide mineralization favours the intervening, less altered, softer, greenish grey albite-epidote hornfels, which has only small amounts of pink feldspar and scapolite veining.

Clay minerals and minor calcite are developed extensively along the Gully fault. The major difference between rock alteration at Ingerbelle and that at the Copper Mountain mine is the extensive veining and flooding by pink feldspar and scapolite at Ingerbelle. Most of the pink feldspar is albite, with potash feldspar apparently limited to a later phase at the centre of some of the veins. The alteration does not form a concentric pattern about the Ingerbelle orebody, but rather appears to be centred on the Lost Horse Intrusions and diminishes in intensity with increasing distance away from the complex. The zone of volcanic rocks, 270 metres wide, that lies between the orebody and the Copper Mountain stock, has some of the least altered and most barren rocks in the area.

The well-differentiated Copper Mountain stock is thought to have been emplaced at the roots of an active volcanic centre. The various phases of the Lost Horse complex were intruded, with rapid uplift and erosion, as a series of separate injections from a differentiating magma. Their shallower, subvolcanic level of emplacement is indicated by their finer grained porphyritic texture, their highly variable contact relationships, including chilled margins, and the pipes and irregular bodies of breccia. The various characteristics of the orebodies suggest that they formed during the later stages of this magmatism. The Copper Mountain stock was probably not the immediate source of hydrothermal fluids at that time, but it most likely was still a hot mass and could easily have provided a temperature gradient as well as a physical and chemical barrier to the sulphide-bearing fluids which probably came from the same source as the Lost Horse rocks (CIM Special Volume 15).

Production from the Ingerbelle orebody commenced in 1972 and mining in the Ingerbelle pit was completed in August 1981. Production for the last 3 months of 1980 and the first 8 months of 1981 was in part from the Copper Mountain mine (see 092HSE001). The Copper Mountain mine is located across the Similkameen River, east of the Ingerbelle pit and mill.

In 1977-78, the Ingerbelle and Copper Mountain mines consolidated operations. With the installation of an ore conveyor across the Similkameen River canyon, the delivery of Copper Mountain ore from Pit 2 to the mill began on a limited scale in October 1980, but full production was not implemented until September 1981 after the Ingerbelle orebody was depleted. Currently, the Copper Mountain mine is mining from Pits 1 and 3 and is known as

the Similco copper mine operations.

Previous drilling in the Ingerbelle area had indicated a geological resource of 20 million tonnes grading 0.35 per cent copper (Information Circular 1994-19, page 7). Mining began in the Ingerbelle pit using reserves developed from a 1994 drilling program (Ingerbelle East zone). The first ore was processed in April 1995 (T. Schroeter, personal communication, 1995). Production is included with Similco (092HSE001).

The geological resource of Ingerbelle, Phase 2 as at December 31, 1996 is 35,638,144 tonnes grading 0.329 per cent copper at a copper cutoff grade of 0.20 per cent and a strip ratio of 1.74 (Princeton Mining Corporation 1996 Annual Report, page 9).

EMPR AR 1900-903; 1901-1171; 1904-G299; 1908-129; 1929-277; 1963-62,63; 1967-179-182; *1968-208-212
EMPR ASS RPT 24041, *24620
EMPR BULL *59, pp. 69,70
EMPR GEM 1969-283; 1970-385; 1971-270; 1972-120; 1973-132,133; 1974-115
EMPR INF CIRC 1994-19, p. 7
EMPR MAP 65
EMPR OF 1998-8-F, pp. 1-60; 1998-8-G, pp. 1-30; 1998-10
EMPR PF (Undated letter describing mine operation; The Tenth Commonwealth Mining and Metallurgical Congress, Sept. 2-28, 1974 - The Similkameen Copper Mine; see Copper Mountain Property File, (092HSE001); Hodgson, C.J. (undated): A proposal for the study of alteration, mineralization and fracture patterns on the property of Similkameen Mining Company at Princeton, B.C.; Ore control at the Ingerbelle pit, from CIM Meeting, June 1973 at Lornex)
EMR MIN BULL MR 166
EMR MIN RES BR FILE (Ingergelle)
EMR MP CORPFILE (Newmont Mining Corporation; Ingerbelle Mines Limited; Similkameen Mining Company Limited; Newmont Mines Limited)
EMR MP RESFILE (Ingerbelle Mine)
GSC BULL 239, pp. 140,141
GSC MAP 300A; 888A; 889A; 1386A; 41-1989
GSC MEM 171; 243
GSC P 85-1A, pp. 349-358
GSC SUM RPT 1906, pp. 50-52
CIM BULL Vol.66, No.732, pp. 105-112 (1973); Vol.66, No.736, pp. 58-64 (1973); Special Volume *15, pp. 359-375 (1976)
CIM Trans. Vol. 18, pp. 192-201 (1915)
CJES Vol. 24, pp. 2521-2536 (1987)
CMH 1976-77, p. 296
GCNL #177(Sept.10), 1973; May 7, 1975; #165(Aug.28), 1978; #123 (June 26), 1979; #106(June 2), 1995
NAGMIN June 1985
N MINER April 14, 1977; Aug. 31, 1978; March 27, 1980; Aug. 20, 1981
W MINER Vol. 46, pp. 29-38 (1972); Dec. 1973; Feb., April, May, Dec. 1979; May 1980
WWW http://www.infomine.com/
International Geological Congress, Canada (1972), Guidebook - Field Excursion
Montgomery, J.H. (1967): Petrology, Structure and Origin of the Copper Mountain Intrusions near Princeton, British Columbia, Unpub. Ph.D. Thesis, University of British Columbia
Princeton Mining Corporation 1996 Annual Report, p. 9

Database last posted: March 08, 2004

MINFILE Capsule Geology and Bibliography

Capsule Geology and Bibliography

Printable Report

092HSE013 Inventory Report

	ALABAMA (L.2429)		Similkameen
	Developed Prospect		092H07E NAD 27
	49 20 33 N 120 31 04 W		10 5468290 680300
	Copper Gold		L03 : Alkalic porphyry Cu-Au.
	Intermontane		Plutonic Rocks. Quesnel.

The Alabama prospect is located on the north side of Lost Horse Gulch, 1 kilometre west of Wolfe Creek and 13 kilometres south of Princeton.

The area in the vicinity of Wolfe Creek is underlain by Early Jurassic intrusive rocks of the Lost Horse Intrusions and the Voigt stock (Copper Mountain Intrusions), and volcanics of the Upper Triassic Nicola Group. The Nicola Group volcanics were previously included with the Wolf Creek Formation (Geological Survey of Canada Memoir 171). Wolfe Creek flows along the contact separating the stock to the east from the Lost Horse Intrusions and Nicola Group volcanics to the west. All units are cut by north-striking post- Early Cretaceous quartz feldspar porphyritic felsite dykes ("Mine Dykes"), and unconformably overlain to the north by volcanics of the Eocene Princeton Group.

The Alabama prospect is hosted entirely in the Lost Horse Intrusions. Two intrusive phases can be distinguished, an earlier phase of dark greenish grey pyroxene monzonite, and a later phase of pink to grey to brick-red biotite pyroxene micromonzonite/latite and microsyenite porphyry. The younger phase occurs as dykes and irregular bodies cutting the older monzonite. Micromonzonite/latite comprises most of the hostrock.

The deposit is cut by one large felsite dyke, approximately 50 metres wide, and several smaller dykes, up to 10 metres wide. These parallel dykes strike north-northwest.

Alteration consists of moderate to strong veining and local pervasive replacement by pink orthoclase. Epidote, calcite and ankerite veining is widespread, but nowhere predominant. The orthoclase veining and replacement is stronger in zones of shearing and fracturing, which commonly trend east to northeast with steep dips. A breccia zone, comprised of subrounded clasts of various Lost Horse rocks in a fine-grained, dark pinkish grey magnetite-rich matrix, is exposed in trenches in the central and southwestern portion of the deposit.

	Mineralization consists of pyrite and chalcopyrite disseminations and fracture-fillings in both intrusive suites. The sulphides are best developed in areas of strong northeast fracturing and orthoclase alteration. Drilling in an area 270 metres wide and 360 metres long has defined reserves of 9 million tonnes grading 0.32 per cent copper and 0.2 gram per tonne gold (George Cross News Letter No. 118 (June 19), 1990; Exploration in British Columbia 1990, page 54). This deposit was first extensively explored by Cumont Mines Ltd. between 1966 and 1968. The company drilled five holes and completed geological, soil and geophysical surveys, and 800 metres of trenching. Magnetometer and soil surveys were carried out by Newmont Exploration of Canada Ltd. in 1987. Twelve holes were drilled by Similco Mines Ltd. between 1988 and 1990. During 1994, Princeton completed a phase 1 diamond drilling program totalling 4909 metres in 29 holes on the Alabama zone. A preliminary inventory of 20 million tonnes grading 0.31 per cent copper and 0.16 gram per tonne gold is indicated (Information Circular 1994-19, page 7). Previous work on the Alabama zone outlined a geological resource of 29 million tonnes grading 0.35 per cent copper and 0.16 gram per tonne gold (T. Schroeter, personal communication, 1996).

	EMPR AR 1903-246; *1966-177; 1968-207 EMPR ASS RPT 1985B, 1987B, 16745, 17462, 24041, *24620 EMPR BULL *59, pp. 75,76 EMPR EXPL 1990, p. 54 EMPR GEM 1969-353 EMPR INF CIRC 1991-1, p. 57; 1994-19, p. 7 EMPR PF (Princeton Mining Corporation (1991): 1990 Annual Report (see 092HSE242); Cumont Mines Ltd. (1967): Map of Property Holdings, Copper Mountain area, B.C., Map C-1A-66 (see 092HSE007)) GSC BULL 239, pp. 140,141 GSC MAP 300A; 888A; 1386A; 41-1989 GSC MEM 171; 243 GSC P 85-1A, pp. 349-358 GSC SUM RPT 1906, pp. 51,52 CIM BULL Vol. 44, No. 469, pp. 317-324 (1951); Vol. 61, No. 673, pp. 633-636 (1968) CIM Trans. Vol. 18, pp. 192-201 (1915) CJES Vol. 24, pp. 2521-2536 (1987) GCNL #218, 1966; #81,*#118,*#148,*#212,*#215, 1990 N MINER July 2,July 30,*Aug. 13,*Nov. 19, 1990 Montgomery, J.H. (1967): Petrology, Structure and Origin of the Copper Mountain Intrusions near Princeton, British Columbia; unpublished Ph.D. thesis, University of British Columbia

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MINFILE Capsule Geology and Bibliography

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Printable Report

092HSE020 Production Report Inventory Report

	VOIGT		Similkameen
	Developed Prospect		092H08W NAD 27
	49 20 23 N 120 29 59 W		10 5468000 681625
	Copper Gold Silver		L03 : Alkalic porphyry Cu-Au.
	Intermontane		Plutonic Rocks. Quesnel.

The Voigt prospect occurs just east of Wolfe Creek, 13 kilometres south of Princeton.

The area in the vicinity of Wolfe Creek is underlain by intrusive rocks of the Lost Horse Intrusions and the Voigt stock (Copper Mountain Intrusions), both of Early Jurassic age, and volcanics of the Upper Triassic Nicola Group. The Nicola Group volcanics were previously included with the Wolf Creek Formation (Geological Survey of Canada Memoir 171). Wolfe Creek flows along the contact separating the Voigt stock to the east from the Lost Horse Intrusions and Nicola Group volcanics to the west. All units are cut by north-striking post-Early Cretaceous quartz feldspar porphyritic felsite dykes ("Mine Dykes"), and unconformably overlain to the north by volcanics of the Eocene Princeton Group.

A steeply dipping zone of veining, brecciation and shearing, trending 095 degrees, is hosted in pyroxene diorite in the western margin of the Voigt stock. The zone is 800 metres long and varies from a few metres to 300 metres wide, with an average width of about 50 metres. Tunnelling and diamond drilling has traced the zone to a depth of 200 metres below surface over part of its strike length. One deep hole intersected the zone 270 metres below surface. The deposit is cut by three felsite dykes, 20 to 30 metres wide, and at least ten smaller felsite dykes. The dykes dip steeply east to vertical.

Veining and brecciation are accompanied by alteration of the diorite. Orthoclase forms salmon pink alteration envelopes along veins and fractures. Yellowish green pervasive epidote occurs over areas of up to 30 metres in diameter or more. Pervasive carbonate alteration is associated with epidote and orthoclase. Pyrrhotite and bornite occur in a gangue of specular hematite, magnetite and calcite. The sulphides and gangue minerals occur in anastomosing veins and breccia lenses with epidote-orthoclase-carbonate alteration halos. Mineralization occurs over widths of 1 to 30 metres. The copper, gold, hematite and magnetite content of this mineralization increases eastward. Gold is associated with hematite, rather than chalcopyrite.

Masses of pure hematite contain up to 43 grams per tonne gold, while masses of pure chalcopyrite contain only traces of gold (CIM Transactions Volume 18, page 195).

Unclassified reserves are estimated at 220,394 tonnes grading 1.21 per cent copper and 1.4 grams per tonne gold, to a depth of 90 metres below surface. Reserves were estimated from Granby's plans and sections (Statement of Material Facts, August 17, 1973 - Report on the Properties of Cumont Mines Limited, A.D. Wilmot, July 3, 1973). This calculation is based on a review conducted in 1973 of old sections and plans prepared by Granby Mining, Smelting and Power Company Ltd. Trenching and diamond drilling by Newmont Exploration Company of Canada Ltd. in 1987 suggests the Voigt zone would average not more than 0.5 per cent copper and 1.7 grams per tonne gold (Assessment Report 16745, page 14).

A second west-trending zone of shearing occurs just east of Wolfe Creek, about 150 metres north of the Automatic No. 1 adit in the Voigt zone. A 30-metre long tunnel (Automatic No. 2 adit) exposes magnetite, pyrite, chalcopyrite and pink orthoclase in diorite of the Voigt stock. Minera'ization is strongest in the vicinity of the shear.

A third tunnel (Automatic No. 3 adit), 150 metres northwest of the Automatic No. 2 adit, on the west bank of Wolfe Creek, is developed in latite and andesitic breccia of the Nicola Group. The rock in this tunnel contains sparse magnetite, pyrite and chalcopyrite.

This deposit was first explored in 1908 by Emil Voigt. The British Columbia Copper Company Ltd. conducted several thousand metres of diamond drilling and 460 metres of tunnelling between 1911 and 1912. The Consolidated Mining and Smelting Company Ltd. (Cominco) drilled the deposit from surface and sampled the underground workings in 1919 and 1927. Emil Voigt mined 24 tonnes of ore grading 6.5 grams per tonne silver and 2.46 per cent copper in 1920. Further drilling was conducted by Granby Mining, Smelting and Power Company Ltd. between 1949 and 1952. Cumont Mines Ltd., Nufort Resources Inc. (formerly Cumont Mines) and Fort Reliance Minerals Ltd. carried out surface exploration and some percussion drilling between 1964 and 1978. The prospect was most recently explored by Newmont Exploration Company of Canada Ltd. in 1987, involving geological, geophysical and soil surveys, 3155 metres of trenching and 2124 metres of drilling in 14 holes.

EMPR AR 1908-127; 1910-132; 1911-186; 1912-166,189; 1913-242,243; 1914-366; 1915-240; 1916-430,524; 1920-348; 1924-175; 1926-223; 1927-246; 1930-213; *1964-101; 1965-162; 1968-207
EMPR ASS RPT 1985B, 1987A, 1987B, *16745, 17462
EMPR BULL *59, pp. 76-78
EMPR EXPL 1977-E126; 1978-E143,E144
EMPR PF (Stevenson, J.S. (1950): Notes on Copper Mountain Geology)
EMR MP CORPFILE (The British Columbia Copper Co. Ltd., Fort Reliance Minerals Ltd.)
EMR MP RESFILE (Voigt-Ore Zone B; Voigt-Ore Zone A; Voigt-Ore Zone C)
GSC BULL 239, pp. 140,141
GSC MAP 300A; 569A; 888A; 889A; 1386A; 41-1989
GSC MEM *171, pp. 41-43; *243, pp. 87,88
GSC P 85-1A, pp. 349-358
GSC RPT 986 (1908)
GSC SUM RPT 1906, pp. 51,52
CIM BULL Vol. 44, No. 469, pp. 317-324 (1951); Vol. 61, No. 673, pp. 633-636 (1968)
CIM Special Volume 15, pp. 368-375 (1976)
CIM Trans. Vol. *18, pp. 192-201 (1915)
CJES Vol. 24, pp. 2521-2536 (1987)
GCNL May, 1969; #131, 1972; #111,#177, 1973; #123, 1979; #148, 1990
Montgomery, J.H. (1967): Petrology, Structure and Origin of the Copper Mountain Intrusions near Princeton, British Columbia; unpublished Ph.D. thesis, University of British Columbia

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MASTER REPORT
GEOLOGICAL SURVEY BRANCH
MINISTRY OF ENERGY & MINES

MINFILE Number: **092HSE029**

National Mineral Inventory:

Name(s): **MARQUIS OF LORNE (L.2752S)**, CMAG

Status: Prospect
Regions: British Columbia
NTS Map: 092H07E (NAD 83)
Latitude: 49 17 31 N
Longitude: 120 30 50 W
Elevation: 1408 Metres
Location Accuracy: Within 500M
Comments: Shaft adjacent to road, 2.5 kilometres east of the Similkameen River and 18.5 kilometres south of Princeton (Assessment Report 15854, Figure 2).

Mining Division: Similkameen

UTM Zone: 10 (NAD 83)
Northing: 5462884
Easting: 680767

Commodities: Copper   Silver

MINERALS
Significant: Pyrite   Chalcopyrite
Alteration: Limonite   Jarosite   Malachite   Chlorite   Epidote
Albite
Alteration Type: Oxidation   Propylitic
Mineralization Age: Unknown

DEPOSIT
Character: Shear
Classification: Hydrothermal   Epigenetic
Type: [Alkalic porphyry Cu-Au.]   [Cu skarn.]
Dimension: x x metres   Strike/Dip: 175 90   Trend/Plunge:
Comments: Two parallel shear zones, 60 metres apart, strike 175 degrees and dip vertically.

HOST ROCK
Dominant Host Rock: Volcanic

Stratigraphic Age	Group	Formation	Igneous/Metamorphic/Other
Upper Triassic	Nicola	Undefined Formation	
Lower Jurassic			Copper Mountain Intrusions

Isotpic Age: 193 +/- 7 Ma
Dating Method: Potassium/Argon
Material Dated: Monzonite

Lithology: Andesitic Cherty Tuff
Volcanic Siltstone
Volcanic Sandstone
Diorite
Monzonite
Pyroxenite
Gabbro

Host Rock Comments: Isotopic age date for the Copper Mountain stock is from Bulletin 59, page 43.

GEOLOGICAL SETTING
Tectonic Belt: Intermontane
Terrane: Quesnel

Physiographic Area: Thompson Plateau

INVENTORY *(Reserves/Resources not compliant with National Instrument 43-101 unless specified in comments)*
Ore Zone: SHAFT
Category: Assay/analysis
Sample Type: Chip

Report On: N
Year: 1983

Commodity	Grade
Silver	3.60 g/t
Copper	0.563 %

Comments: This chip sample was taken on the north side of an old shaft over a length of 5 metres.
Reference: Assessment Report 11617, Figure 4.

CAPSULE GEOLOGY

The Marquis of Lorne prospect is located 2.4 kilometres east of the Similkameen River and 18.5 kilometres south of Princeton.

The area is underlain by the eastern facies of the Upper Triassic Nicola Group, comprising mafic augite and hornblende porphyritic pyroclastics and flows. These rocks are intruded by diorite and monzonite, locally pyroxenite and gabbro, of the Early Jurassic Copper Mountain and Lost Horse intrusions.

Mineralization is hosted in shear zones in andesitic and cherty tuff, with minor volcanic siltstone and sandstone, formerly included in the Wolf Creek Formation (Geological Survey of Canada Memoir 171). Most of the shear zones lie within 50 metres of the Copper Mountain stock (Copper Mountain Intrusions).

One prominent shear zone occurs in andesitic tuff, 40 metres south of the stock. The zone strikes 175 degrees and is vertical. The tuff is highly fractured and altered, with extensive limonite, jarosite and malachite staining. A grab sample contained 1.97 per cent copper and 10.7 grams per tonne silver (Assessment Report 15854, Appendix C, sample CME 81). A chip sample taken over 5 metres on the north side of a shaft contained 0.563 per cent copper, 0.012 gram per tonne gold and 3.6 grams per tonne silver (Assessment Report 11617, Figure 4).

A second parallel shear zone lies 60 metres southwest, in cherty tuff, 50 metres south of the stock. The zone exhibits epidote, chlorite and malachite, and traces of pyrite. A grab sample contained 1.53 per cent copper and 17.1 grams per tonne silver (Assessment Report 15854, Appendix C, sample CME 83). A chip sample returned 0.115 per cent copper, 0.002 gram per tonne gold and 2.4 grams per tonne silver over 5 metres (Assessment Report 11617, Figure 4).

Traces of malachite and chalcopyrite occur in two northeast- striking shear zones up to 1.5 metres wide and 15 metres long, about two hundred metres west-southwest of the previous shear zone. Pale greenish grey albite (?) alteration is associated with these two zones.

This prospect was mapped by Newmont Mining Corporation of Canada Ltd. in 1970 and 1971, and sampled in detail by Kidd Creek Mines Ltd. in 1983 and Targa Resources Inc. in 1986. Various other operators have conducted geophysical and geochemical surveys over this deposit between 1968 and 1975.

BIBLIOGRAPHY

EMPR AR 1904-300
EMPR ASS RPT 1840, *2846, 2847, 5480, 5767, 10956, *11617, *15854
EMPR BULL 59
EMPR EXPL 1975-E70
EMPR GEM 1969-288,354; 1970-386; 1971-269
EMPR PF (*Targas Resources Inc. (1987): Statement of Material Facts (Prospectus), Vancouver Stock Exchange)
GSC MAP 300A; 888A; 1386A; 41-1989
GSC MEM 171, p. 47; 243
GSC P 85-1A, pp. 349-358
CIM BULL Vol. 44, No. 469, pp. 317-324 (1951); Vol. 61, No. 673, pp. 633-636 (1968)
CJES Vol. 24, pp. 2521-2536 (1987)
Montgomery, J.H. (1967): Petrology, Structure and Origin of the Copper Mountain Intrusions near Princeton, British Columbia; unpublished Ph.D. thesis, University of British Columbia

Date Coded: 1985/07/24	Coded By: GSB	Field Check: N
Date Revised: 1991/12/07	Revised By: PSF	Field Check: N

MINFILE Record Summary Print Preview MSWORD MINFILE Detail New Windo

MINFILE No 092HSE044 by by

Inventory Report

SUMMARY

Name	ST. LOUIS FRACTION (L.2308S), EDNA (L.2309S), CMAG	**Mining Division**	Similkameen
		BCGS Map	
Status	Showing	**NTS Map**	092H07E
Latitude	49° 17' 05" N	**UTM**	10 (NAD 83)
Longitude	120° 32' 11" W	**Northing**	5462028
		Easting	679157
Commodities	Copper, Silver	**Deposit Types**	L03 : Alkalic porphyry Cu-Au
Tectonic Belt	Intermontane	**Terrane**	Quesnel

Capsule Geology

The Saint Louis prospect is situated 200 to 800 metres east of the Similkameen River and 19 kilometres south of Princeton.

The area is underlain by the eastern facies of the Upper Triassic Nicola Group, comprising mafic augite and hornblende porphyritic pyroclastics and flows. These rocks are intruded by diorite and monzonite, locally pyroxenite and gabbro, of the Early Jurassic Copper Mountain and Lost Horse intrusions.

This prospect is hosted in a sequence of volcanic breccia, siltstone and sandstone, with minor andesitic and cherty tuff of the Nicola Group. These rocks were previously included with the Wolf Creek Formation (Geological Survey of Canada Memoir 171). The Copper Mountain stock (Copper Mountain Intrusions) lies 120 to 250 metres to the north.

The deposit consists of a 200 to 300-metre wide zone of pyrite-pyrrhotite mineralization extending eastward from the Reco prospect (092HSE114) for 600 metres. Total sulphides are in excess of 1 per cent, occurring as disseminations and fracture-fillings.

Two holes (75-1, 75-2), 260 metres apart, drilled near the east end of the deposit, encountered mostly pyrite and pyrrhotite, with minor chalcopyrite, in partially epidote and chlorite-altered volcanic breccia, and slightly bleached and albitized volcanic siltstone and sandstone (Assessment Report 5768). Pyrite occurs as stringers associated with chlorite, anhydrite and calcite, while pyrrhotite occurs in numerous fragments in volcanic breccia. Pyrrhotite and lesser chalcopyrite occur together as lenses, patches and disseminations in highly altered, anhydrite-rich zones 1 to 10 centimetres wide, in volcanic siltstone and sandstone. Individual zones are about 2 metres apart in drill core. Pyrrhotite generally fringes the chalcopyrite. Black, metamorphic spinel is associated with pyrrhotite.

A 6-metre section of drill core assayed 0.03 per cent copper, 0.001 per cent molybdenum, trace gold and 1.4 grams per tonne silver (Assessment Report 5768, Figure 2, hole 75-2). Ten other sections, 3 to 6 metres long, contained 0.01 to 0.02 per cent copper, 0.001 to 0.002 per cent molybdenum, 0.7 to 2 grams per tonne silver and trace to 0.07 gram per tonne gold (Assessment Report 5768, Figures 1 and 2).

The western portion of the deposit contains up to 10 per cent pyrite in fractures, shears and in mafic fragments in volcanic breccias. Eleven grab and chip samples from this area contained 0.003 to 0.039 per cent copper, nil gold and 0.1 to 0.4 gram per tonne silver (Assessment Report 15854, Appendix C).

This deposit was first assessed by Newmont Mining Corporation of Canada Ltd. in 1970 and 1971 by geological and geophysical surveying, and 424 metres of diamond and percussion drilling in 5 holes. Aquitaine Company of Canada Ltd. carried out geophysical and geochemical surveys, and 581 metres of diamond drilling in two holes in 1974 and 1975. Subsequent work by Kidd Creek Mines Ltd. and Targa Resources Inc. between 1982 and 1986 consisted of geophysical and geochemical surveys, with minor prospecting and sampling.

Bibliography

EMPR ASS RPT 2846, 2847, 5480, 5767, 5768, 10956, 11617, 15854
EMPR BULL 59
EMPR EXPL 1975-E70
EMPR GEM 1971-269
EMPR PF (Targas Resources Inc. (1987): Statement of Material Facts (Prospectus), Vancouver Stock Exchange (see 092HSE029)
GSC MAP 300A; 888A; 1386A; 41-1989
GSC MEM 171, p. 47; 243
GSC P 85-1A, pp. 349-358
CIM BULL Vol. 44, No. 469, pp. 317-324 (1951); Vol. 61, No. 673, pp. 633-636 (1968)
CJES Vol. 24, pp. 2521-2536 (1987)
Montgomery, J.H. (1967): Petrology, Structure and Origin of the Copper Mountain Intrusions near Princeton, British Columbia; unpublished Ph.D. thesis, University of British Columbia

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092HSE242 Inventory Report

	VIRGINIA (L.2428)		Similkameen
	Past Producer		092H07E NAD 27
	49 20 26 N 120 30 39 W		10 5468090 680810
	Copper Gold Silver Molybdenum		L03 : Alkalic porphyry Cu-Au.
	Intermontane		Quesnel. Plutonic Rocks.

The Virginia mine lies mostly on the north side of Lost Horse Gulch, 450 to 850 metres west of Wolfe Creek and 13 kilometres due south of Princeton.

The area in the vicinity of Wolfe Creek is underlain by Early Jurassic intrusive rocks of the Lost Horse Intrusions and the Voigt stock (Copper Mountain Intrusions), both of Early Jurassic age, and volcanics of the Upper Triassic Nicola Group. Wolfe Creek flows along the contact separating the Voigt stock to the east from the Lost Horse Intrusions and Nicola Group volcanics to the west. The Nicola Group volcanics were previously included with the Wolf Creek Formation (Geological Survey of Canada Memoir 171). All units are cut by north-striking post-Early Cretaceous quartz feldspar porphyritic felsite dykes ("Mine Dykes"), and unconformably overlain to the north by volcanics of the Eocene Princeton Group.

This porphyry copper-gold deposit is hosted in basaltic to andesitic flows and pyroclastics and diorite to monzonite and syenite of the Lost Horse Intrusions. The volcanics are comprised mostly of dark grey to black feldspar porphyritic andesite/basalt, frequently containing numerous euhedral plagioclase phenocrysts up to 2 millimetres long in an aphanitic matrix. Augite and/or hornblende phenocrysts are sometimes also present. Weak to moderate propylitic alteration gives the rock a medium to dark greenish grey colour. A thick section of fresh, homogeneous andesite/basalt underlies the western part of the deposit.

The pyroclastics consist of pale green to white to purplish grey, massive to thinly bedded to laminated "cherty" tuff, locally grading to "cherty" lapilli tuff. The cherty nature of the pyroclastics is largely due to pervasive albite flooding. Bedding is shallow to moderately dipping.

These volcanics are intruded by a network of dykes, sills and irregular bodies of medium to fine-grained, pale grey monzonite and monzodiorite and less commonly diorite of the Lost Horse Intrusions. Slender, prismatic hornblende phenocrysts up to 1 centimetre long are sparsely distributed throughout the monzonite. Occasional pervasive albite flooding gives the rock a pale greenish grey appearance. Extensive sections of monzonite occur in the east-central part of the deposit.

This initial phase of the Lost Horse Intrusions is cut by a second phase comprised of dykes and small irregular bodies of fine- grained pink syenite to syenodiorite (microsyenite), locally dark purplish to pinkish grey latite and "andesite". This intrusive is variably feldspar, augite, quartz and biotite porphyritic. One distinctive microsyenite porphyry contains numerous tabular orthoclase phenocrysts commonly up to 5 centimetres in length in a pink aphanitic matrix. The second phase intrusions frequently contain blebs of magnetite, calcite or an intergrowth of both, up to 5 millimetres in diameter.

All units are in turn intruded by two suites of postmineral dykes. The "Mine Dykes" are the more important of the two, and consist of creamy white, feldspar quartz porphyritic felsite, sometimes with gradational, greenish margins. These dykes commonly exhibit fine to coarse banding (flow banding?) along their margins. They pinch and swell, and split and coalesce, commonly enclosing lenticular bodies of country rock.

The Virginia deposit is cut by four major dykes and a number of smaller satellite dykes. The main dykes are commonly 10 to 30 metres wide, but sometimes swell up to 60 metres. They strike north-northeast or north-northwest and dip steeply east. The second suite of dykes are comprised of dark greenish grey to black aphanitic basalt. Diamond drilling indicates they are steeply dipping and sometimes cut the felsite dykes.

The hydrothermally altered host rocks have undergone propylitic, potassic and argillic alteration. Minor oxidation is also evident. Propylitic alteration is most common and usually occurs as pervasive albite in the Lost Horse Intrusions (first phase) and "cherty" tuff, and as albite stringers, blotches, and vein alteration envelopes in the volcanics. Albite blotches are occasionally cored by pyrite. Epidote forms stringers and veins, in both intrusives and volcanics; it also occurs as patches and blebs, mostly in the intrusives. Epidote is commonly associated with orthoclase along fractures. Chlorite occurs as blotches and along veins in intrusives and volcanics. The mafic postmineral dykes tend to be moderately to strongly chloritized. Chlorite stringers and blotches usually occur with calcite or orthoclase. Both epidote and chlorite tend to be associated with copper mineralization.

Moderate to strong pervasive potassic alteration is developed locally in the pyroclastics and intrusives, in the form of pink orthoclase. Secondary orthoclase occurs more commonly as veins and blotches in the volcanics and intrusives. The mineral also forms alteration envelopes along calcite, magnetite calcite, epidote and chlorite veins and stringers, and is strongly associated with copper mineralization.

Argillic alteration is largely confined to the Lost Horse monzonites and monzodiorites, and occurs mostly along the east and west sides of the deposit. Argillic-altered intrusives along the west side are occasionally strongly mineralized. Blotches and patches of clay are sometimes developed in magnetite. The felsite dykes are commonly clay altered.

Oxidation is the least significant form of alteration and is usually associated with surface weathering. Minor malachite and azurite occur at surface and traces are found at up to 30 metres depth. Minor limonite alteration of sulphides has occurred near surface. Gypsum is sometimes associated with limonite at greater depths. Magnetite is occasionally replaced by hematite, sometimes together with clay.

Mineralization consists of pyrite and chalcopyrite as disseminations and blebs and in steeply dipping veins and fracture fillings in both the volcanics and intrusives. Most of the disseminated pyrite and chalcopyrite is contained in the first phase of the Lost Horse Intrusions. Similar sulphide mineralization is well developed in tuffaceous horizons which tend to be richer in chalcopyrite in the eastern part of the deposit. The second Lost Horse intrusive suite carries minor disseminated pyrite and only traces of chalcopyrite.

Fracture and vein controlled sulphide mineralization is best developed in the volcanics, but is

also present in the Lost Horse Intrusions (first phase). Epidote-orthoclase calcite and orthoclase-chlorite calcite veins tend to be mineralized with pyrite and chalcopyrite. The sulphides are also disseminated through chlorite and orthoclase chlorite blotches and patches associated with this veining. Disseminated to semimassive pyrite and chalcopyrite are present in calcite, magnetite-calcite and massive magnetite veins and stringers. In the larger magnetite and magnetite-calcite veins, pyrite blebs and cubes several centimetres in diameter are frequently rimmed with chalcopyrite. Sulphides and calcite occur interstitially to blades and fibres of magnetite in sulphide-magnetite calcite veins. White calcite veins commonly up to 0.3 metre wide, sometimes up to 12 metres wide (core length), contain semimassive to massive pyrite, mostly along margins but also as bands in the interior of the veins. These calcite-pyrite veins occasionally contain irregular blebs of chalcopyrite up to 5 centimetres in diameter in pyrite-free sections of the veins. Massive pyrite-chalcopyrite veins are not as common as the other vein types.

Minor to trace amounts of molybdenite and native copper are also present. Traces of molybdenite occur in massive sulphide and calcite veins. Flakes of native copper are developed along chloritic fractures in the western part of the deposit.

Overall, copper grades are similar in both the volcanics and intrusives. However, grades frequently change abruptly at lithologic contacts. Copper values tends to also increase along the margins of barren felsite dykes. Precious metal values are elevated in magnetite and chalcopyrite-rich mineralization. One magnetite- calcite vein with semimassive pyrite and chalcopyrite averaged 2.21 per cent copper, 1.06 grams per tonne gold and 4.8 grams per tonne silver over 17.1 metres (Northern Miner July 30, 1990, hole VB-90-10).

Total indicated (probable) reserves are estimated at 13.6 million tonnes grading 0.40 per cent copper and 0.21 gram per tonne gold (George Cross News Letter No. 212 (Nov. 1), 1990). These reserves contain 6.26 million tonnes of mineable reserves grading 0.36 per cent copper and 0.17 gram per tonne gold at a cutoff grade of 0.2 per cent copper and a strip ratio of 1.12 to 1 (Property File - Princeton Mining Corporation, 1991, pages 11,12). Most of the reserves are contained in one zone trending west for 300 metres and averaging 100 metre wide. Copper mineralization extends to depths of in excess of 240 metres in this zone. Smaller areas of mineralization occur along the zone's northern flank up to 120 metres to the north. One narrow zone (Connection zone) extends to the northwest, and appears to link with the Alabama prospect (092HSE013).

This deposit was initially explored by Fort Reliance Minerals Ltd., which conducted geological mapping, sampling and trenching in 1964. Cumont Mines Ltd. drilled one hole and completed soil and geophysical surveys between 1966 and 1968. Magnetometer and induced polarization surveys, in addition to soil and rock sampling, were carried out by Newmont Exploration of Canada Ltd. in 1987. Similco Mines Ltd. drilled 21 holes in 1988 and 1989 while searching for barren ground suitable for the dumping of waste rock from the nearby Similco (Copper Mountain) mine (092HSE001) to the south. The resulting discovery prompted the drilling of 105 holes totalling 19,471 metres in 1990. Similco Mines began mining the deposit in December, 1991, with ore being treated at its adjacent mining and milling complex.

The geologic resource of the Virginia deposit as at December 31, 1996 is 1,305,317 tonnes grading 0.420 per cent copper at a copper cutoff grade of 0.21 per cent and a strip ratio of 1.37 (Princeton Mining Corporation 1996 Annual Report, page 9).

EM GEOFILE 2003-6
EMPR AR 1901-1231; 1968-207
EMPR ASS RPT 1985B, 1987A, 1987B, 16745, 17462
EMPR BULL 59, pp. 75,76
EMPR EXPL 1990, pp. 54,58
EMPR GEM 1969-353
EMPR INF CIRC 1991-1, p. 57
EMPR PF (*Princeton Mining Corporation (1991); 1990 Annual Report; Cumont Mines Ltd. (1967): Map of Property Holdings, Copper Mountain area, B.C., Map C-1A-66 (see 092HSE007))
GSC BULL 239, pp. 140,141
GSC MAP 300A; 888A; 1386A; 41-1989
GSC MEM 171; 243
GSC P 85-1A, pp. 349-358

GSC SUM RPT 1906, pp. 51,52
CIM BULL Vol. 44, No. 469, pp. 317-324 (1951); Vol. 61, No. 673, pp. 633-636 (1968)
CIM Trans. Vol. 18, pp. 192-201 (1915)
CJES Vol. 24, pp. 2521-2536 (1987)
GCNL #218, 1966; #18,*#118,*#148,*#212,*#215, 1990
N MINER July 2,July 30,*Aug. 13,*Nov. 19, 1990
WWW http://www.infomine.com/
Montgomery, J.H. (1967): Petrology, Structure and Origin of the
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MINFILE Capsule Geology and Bibliography

Capsule Geology and Bibliography

Printable Report

092HSE001 Production Report Inventory Report

	SIMILCO		Similkameen
	Past Producer		092H07E NAD 27
	49 19 52 N 120 31 59 W		10 5466970 679235
	Copper Gold Silver		L03 : Alkalic porphyry Cu-Au.
	Intermontane		Quesnel. Plutonic Rocks.

The regional geological setting is characterized by major north-striking high-angle faults which form an ancient, long-lived rift system that extends from the United States border to at least 160 kilometres north. This system was the locus of a long, narrow marine basin in which Nicola Group rocks were deposited during Triassic time, and it then accommodated basins of continental volcanism and sedimentation in Early Tertiary time. The central part of the Nicola basin is marked by an abundance of high-energy, proximal volcanic rocks and contains a large number of coeval, comagmatic, high-level plutons with several associated copper deposits. A group of such plutons, some of which are differentiated, are known as the Copper Mountain Intrusions.

The copper deposits of the Copper Mountain camp occur chiefly in a northwest-trending belt of Upper Triassic Nicola Group rocks, approximately 1100 metres wide and 4300 metres long, that is bounded on the south by the Copper Mountain stock, on the west by a major normal fault system known as the Boundary fault, and on the north by a complex of dioritic to syenitic porphyries and breccias known as the Lost Horse complex. Copper mineralization diminishes markedly to the east, where the Copper Mountain stock and Lost Horse complex diverge sharply.

The Nicola rocks in the vicinity of Copper Mountain are andesitic to basaltic and are composed predominantly of coarse agglomerate, tuff breccia and tuff, with lesser amounts of massive flow units and some lensy layers of volcanic siltstone. These rocks were previously included with the Wolf Creek Formation (Geological Survey of Canada Memoir 171). The coarse fragmental rocks, which locally contain clasts up to 35 centimetres in diameter, rapidly grade to the southeast and south into massive flows, abundant waterlain tuff and some pillow lava. This distribution of coarse fragmental volcanics, and their spatial association with the porphyry breccia complex and with the copper deposits indicate that one or more Nicola volcanic centres were localized close to the Lost Horse complex. It also indicates the close relationship between

copper mineralization and Nicola magmatism in this camp.

West of the Boundary fault, the Nicola Group consists of intercalated volcanic and sedimentary rocks that include massive and fragmental andesites, tuff and generally well-bedded calcareous shale, siltstone and sandstone.

The Copper Mountain Intrusions include the Copper Mountain, Smelter Lake and Voigt stocks. These plutons form a continuous alkalic-calcic rock series ranging in composition from pyroxenite to perthosite pegmatite and syenite. The Copper Mountain stock is a concentrically differentiated intrusion, elliptical in plan, and approximately 17 square kilometres in area. Its major axis is 10 kilometres long and strikes 300 degrees. The stock is zoned, with diorite at its outer edge grading through monzonite to syenite and perthosite pegmatite at the core. The two smaller satellites, the Smelter Lake and Voigt stocks, show no differentiation, but are similar in composition to the outer phase of the Copper Mountain stock.

The Lost Horse complex is approximately 4300 metres long and 760 to 2400 metres wide, and consists of porphyries and porphyry breccias which range in composition from diorite to syenite, showing widespread but variable albitization, saussuritization and pink feldspar alteration. These porphyries are not a continuous mass, but are a complex of dykes, sills and irregular bodies. Some phases of the complex are mineralized, but others, such as some major dykes, are clearly post-mineral.

Radiometric age dates on the Lost Horse complex, the Smelter Lake and Voigt stocks, and on sulphide-bearing pegmatite veins indicate that the apparent age of these intrusions and of the associated mineralization is Early Jurassic (Bulletin 59, page 43; Canadian Journal of Earth Sciences, Volume 24, page 2533).

Nicola Group rocks near Copper Mountain exhibit secondary mineral assemblages which are characteristic of greenschist facies, or of albite-epidote hornfels. The volcanic rocks have widespread epidote, chlorite, tremolite-actinolite, sericite, carbonate and locally biotite and prehnite. In the immediate vicinity of the Copper Mountain stock, a narrow aureole of contact metamorphism, generally less than 60 metres wide, overprints the above assemblages and is characterized by a widespread development of granoblastic diopsidic pyroxene, green hornblende, brown to reddish biotite, abundant epidote, intermediate plagioclase and some quartz.

In the narrow belt of Nicola rocks, between the Ingerbelle mine (092HSE004) to the west and Copper Mountain, the alteration differs and, where best developed, involves widespread development of biotite, followed by albite-epidote, with subsequent local potash feldspar and/or scapolite metasomatism in both Nicola rocks and Lost Horse intrusions. The feldspar and scapolite metasomatism is characterized by intense veining and is controlled by the presence and intensity of fractures and by the proximity of large bodies of Lost Horse intrusive rocks.

The area near Copper Mountain is characterized by brittle deformation which produced a large number of faults and locally, intense fracturing. Very broad, northerly trending folds have been recognized or postulated at widely-spaced localities, but these folds decrease quickly in amplitude and down section. The area is dominated regionally by well-developed, northerly striking, high-angle faults which are best described as forming a rift system. Copper Mountain is dominated by strong easterly and northwesterly faulting. The narrow belt of Nicola rocks between Ingerbelle and Copper Mountain, confined between the Copper Mountain stock and the Los. Horse complex, is highly faulted and fractured, but does not appear appreciably folded. The strata are mostly flat-lying or very gently dipping where marker beds exist, and the few areas of steep dips can best be explained as blocks tilted by faulting. Faults in this area have been grouped in order of decreasing relative age of their latest movement into: easterly faults (Gully, Pit), "mine breaks", northwest faults (Main), northeast faults (Tremblay, Honeysuckle) and the Boundary fault. Of these, the Boundary fault is part of the regional rift system; the others appear to be local structures, the genesis and history of which are closely related to the evolution of the Copper Mountain Intrusions (Canadian Institute of Mining and Metallurgy Special Volume 15).

Three major orebodies are confined to a 1100 by 4300-metre belt. Numerous other occurrences of copper mineralization related to the Copper Mountain Intrusions are found over an area with maximum dimensions of 10 by 11 kilometres.

Development by Granby Consolidated Mining, Smelting and Power Company Ltd. during the 1950's and by Newmont Mining Corporation of Canada during 1968-69, outlined two areas of economic grade mineralization centred on Pit 1 and Pit 2. The Pit 1 (Princess May) orebody lies in a chalcopyrite zone immediately northwest of the underground mine. It is 700 metres long and up to 300 metres wide, with open pit ore extending to a maximum depth of 170 metres. The bulk of the ore was emplaced along the Main fault in massive and fragmental volcanic rocks above the lower bedded tuff horizon. Recognizable pre-ore porphyritic intrusive rocks are scarce. Sulphides occur mainly as fine disseminations of chalcopyrite and pyrite and only rarely as blebs and stringers. Mineralization at the west end of the orebody, between the stock contact and the fault, consists typically of thin fracture coatings of bornite and chalcopyrite in the fine-grained tuff bed. Pits 1 and 7 are developed in this orebody.

The Pit 2 orebody is 900 metres long, 90 to 360 metres wide and appears to have a maximum mineable depth of 170 metres. It is located 240 metres northeast of Pit 1. It lies along an indistinct and irregular contact of volcanic rocks with Lost Horse intrusive rocks, both rock types being host to ore. Faults control the boundaries of the orebody to a considerable degree. The northern boundary is formed in part by a zone of faulting and crushing; the southern boundary, although relatively straight, has not been related to any structure to date. To the west, the ore diminishes in grade in the vicinity of a strong northerly fault; to the east, the outline of the orebody becomes most irregular and mineralization grades to predominant pyrite with minor chalcopyrite. Within the orebody, ore-grade material is distributed irregularly, but several local trends and centres of copper mineralization occur. The sulphides are predominantly chalcopyrite and pyrite; bornite is rare. The largest known breccia pipe in the area, 90 metres in diameter and at least 150 metres deep, lies in the north-central part of the orebody. Although fine disseminations and fracture coatings of sulphide are common, the Pit 2 orebody has a much greater proportion of coarse blebs and veinlets than Pit 1.

The Pit 3 (Sunset) orebody begins 200 metres southeast of the Pit 1 orebody and continues southeast, along the eastern margin the Copper Mountain stock, for 1200 metres. This zone is located over old caved and collapsed workings of the underground mine and is therefore also referred to as the Subsidence Area zone (Bulletin 59, page 68). The orebody is 120 to 250 metres wide over most of its length, and is hosted almost entirely in the Nicola Group volcanics. Mineralization occurs along the northwest-striking intrusive contact, along major faults such as the Main fault or the "Mine breaks" or at the intersection of a series of steeply-dipping, west-striking, Lost Horse porphyry dykes with northeast-striking breaks and pegmatite-sheeted zones. Mineralization penetrates only a metre or so into the diorite of the stock. The form of the orebody segments is pipe-like in many places, as a result of their control by steep planar elements and division by a series of barren north-striking felsite dykes. The diameter of the segments that were mined ranged from about 15 to 60 metres. The contact orebody, which produced about half of the underground ore, was mined over widths of 9 to 38 metres, along a length of 900 metres and a maximum depth of 400 metres. The most productive areas of the mine consisted mainly of sequences of fine-grained bedded tuffs. These rocks, being more brittle than the adjacent flows, tuffs and agglomerates, shattered readily and yielded more "ore fractures". The lower bedded unit warped downward near the contact of the stock, so that it also formed a hostrock on deeper levels of the orebody. In addition, Lost Horse Intrusions which occur within the less favourable massive flows and coarse tuffs contained more fractures, and copper mineralization was concentrated in the contact areas of these irregular masses. Ore minerals are bornite and chalcopyrite in roughly equal proportions, with most of the bornite occurring within 60 metres of the stock contact. Minor chalcocite occurs with the best bornite ore. Pyrite exists in areas of chalcopyrite mineralization, but was absent in areas where bornite was present. The sulphide content of the rocks generally decreases sharply at the limits of the mine area. This orebody has been mined from the Nos. 3, 5 and 6 pits over a vertical elevation of 450 metres and from an elaborate system of underground workings.

Concentric patterns of rock alteration about individual orebodies at Copper Mountain are not evident. Alteration appears to be related mainly to the intrusive bodies and also controlled in distribution by faults and fractures. Biotite is well-developed along the stock contact in the underground mine and appears to be associated with the orebodies, and also forms selvages on bigger veins. Pale green bleaching of both volcanic and intrusive rocks is best developed at Pit 2, but also occurs and is locally intense at several other localities throughout the camp, such as along the Lost Horse contact, in portions of Pit 1 and in the outer part of the underground mine. It appears to follow the biotite stage and involves the development of albitic plagioclase and epidote, and the destruction of biotite and disseminated magnetite. Pink potash feldspar developed along fractures in the latest stage of alteration and is often accompanied by pegmatite veins. These "veins", found in most orebodies and elsewhere at Copper Mountain,

consist of potash feldspar, biotite, calcite, fluorite, apatite and also some chalcopyrite and bornite. They are usually less than 0.3 metre wide and have formed in part by replacement of the wallrock. Closely-spaced thin pegmatite veins form the northeast sheeted zones of ore fractures. As at the Ingerbelle mine, copper mineralization appears to have occurred during the intermediate and late stages of alteration (Canadian Institute of Mining and Metallurgy Special Volume 15).

The well-differentiated Copper Mountain stock is thought to have been emplaced at the roots of an active volcanic centre. The various phases of the Lost Horse complex were intruded, with rapid uplift and erosion, as a series of separate injections from a differentiating magma. Their shallower, subvolcanic level of emplacement is indicated by their finer grained porphyritic texture, their highly variable contact relationships, including chilled margins, and the pipes and irregular bodies of breccia. The various characteristics of the orebodies suggest that they formed during the later stages of this magmatism. The Copper Mountain stock was probably not the immediate source of hydrothermal fluids at that time, but it most likely was still a hot mass and could easily have provided a temperature gradient as well as a physical and chemical barrier to the sulphide-bearing fluids which probably came from the same source as the Lost Horse rocks. This hypothesis might explain, at least in part, the crude sulphide zoning noted at the mine, which is characterized by a predominance of bornite and chalcopyrite near the Copper Mountain stock, and by a sharp decrease of bornite and an increase of pyrite toward the Lost Horse complex (Canadian Institute

Magnetite-rich parts of the Copper Mountain orebodies demonstrate textures of magmatic origin; the elevated PGE (platinum group elements) content of sulphide ore supports a mantle source similar to that of coeval and possibly cogenetic PGE-rich zoned Alaskan-type intrusions in eastern Quesnellia (e.g. Tulameen Ultramafic Complex, Polaris Intrusive Complex). Analyses of sulphide concentrate from the mine yielded up to 2.8 grams per tonne palladium and 0.155 gram per tonne platinum. A sample of a bornite- chalcopyrite vein from the glory hole yielded 3.25 grams per tonne palladium (Property File - Cordilleran Roundup 1991, Program and Abstracts Volume).

Most of the ore from the Copper Mountain mine came from glory hole and underground mining, but also included production from several open pits mined from 1952 to 1957. The mine closed in 1957. From 1959 through 1962 the mine was leased and small amounts of ore shipped.

In 1977-1978 the Ingerbelle mine (092HSE004) and Copper Mountain mine consolidated operations (the Ingerbelle open pit and mill are across the Similkameen River, west of the Copper Mountain mine). Production from the Ingerbelle orebody commenced in 1972 and mining in the Ingerbelle pit was completed in August 1981. With the installation of an ore conveyor across the Similkameen River canyon, the delivery of Copper Mountain ore from Pit 2 to the Ingerbelle mill began on a limited scale in October 1980, but full production was not implemented until September 1981 after the Ingerbelle orebody was depleted. The mining operation is currently called the Similco mine.

Recent targets for exploration are the Oriole (092HSE024), which is 330 metres southeast of Pit 3. The Oriole was mined in 1955 yielding 20,863 tonnes grading 0.8 per cent copper plus 9978 tonnes grading 0.5 per cent copper (George Cross News Letter #18, 1990). Drilling in the Oriole pits defined a vertically dipping linear sulphide zone grading 0.5 per cent copper. Average thickness of the portions drilled is 45 metres with a 182-metre strike length, open to depth (George Cross News Letter #118, 1990). The Oriole zone has been mapped over a 1219 metre length along the Main fault and is up to 304 metres wide.

In the Lost Horse Gulch area, 1200 metres north of Pit 1, recent drilling has indicated that the Alabama (092HSE013) and Virginia (092HSE242) zones are connected. The Virginia deposit contains indicated (probable) reserves of 13.6 million tonnes grading 0.40 per cent copper and 0.21 grams per tonne gold. The Alabama deposit, located 579 metres to the northwest of the Virginia deposit, contains inferred (possible) reserves of 9 million tonnes grading 0.32 per cent copper (George Cross News Letter #212, 1990). Also in the Lost Horse Gulch area, there are the Mill, Voigt and Wolf Creek East zones which carry gold and copper values (George Cross News Letter #148, 1990).

Currently, the Similco operations are mining the Pit 1 and 3 orebodies. Mineable copper reserves for Pits 1, 2 and 3 are as follow (Property File - Princeton Mining Corporation, 1991, page 11):

	Tonnes (millions)	Grade (Per cent)	Strip Ratio
Pit 1	13.5	0.47	0.78
Pit 2	35.4	0.33	1.78
Pit 3	19.5	0.45	0.73

Pit 3 contains additional reserves of 66.2 million tonnes grading 0.45 per cent copper with a strip ratio of 3.27 to 1.

Company reserve estimates at January 1, 1995 were 135.6 million tonnes grading 0.36 per cent copper plus gold and silver credits (Information Circular 1995-9, page 7). Similco re-opened on August 18, 1994 after a suspension of operations in November 1993 due to low metal prices. During 1995, Princeton has milled ore from the low-grade stockpile and from the Ingerbelle East (extension) pit (phase 1). It was planned that 75 per cent of the millfeed would come from the Ingerbelle pit by August.

In 1995, with support from the Explore B.C. Program, Similco Mines Ltd. completed a modest program of geophysical survey and trenching on the P-4 zone located immediately east of Wolf Creek. This program, consisting of 9.82 kilometres of ground IP, 45 rock samples and 344 metres of excavations in 14 trenches, was designed to ground test airborne geophysical anomalies from earlier surveys. Results were disappointing in that IP anomalies were found to be due to 1-3 per cent disseminated pyrite in mildly propylitically altered Nicola volcanics. No trace was found of potassic or albitic alteration, or of Lost Horse intrusions, commonly associa'ed with economic copper mineralization (Explore B.C. Program 95/96 - A100).

In June 1996 copper prices took a sudden and unpredictable fall as a result of events involving trading irregularities on world markets. This, coupled with the inability of Similco to obtain attractive forward prices for its 1997 production and significant capital investment required to commence mining operations on the Copper Mountain side, resulted in the decision to proceed with an orderly shutdown and to place the operation on a care and maintenance basis. Similco ceased mining operations on November 8, 1996 and milling of residual ore was completed by November 12, 1996. Production compared favourably with 1995 in spite of the shutdown. The operation went on care and maintenance status on November 15, 1996.

Because of the uncertainty as to whether the mine will re-start operations, reserves have been downgraded to the resource category. As at December 31, 1996, geological resources are as follows:

	Ore (tonnes)	Cutoff (% Cu)	Grade (%Cu)	Strip Ratio
Virginia, 092HSE242	1,305,317	0.21	0.42	1.37
Oriole, 092HSE024	2,651,453	0.23	0.437	3.70
Salvage & Other	1,015,952	0	0.403	0.71
Pit 2	35,376,900	0.20	0.330	1.78

Pit 3, Phase 1	34,049,812	0.23	0.478	2.22
Pit 3, Phase 2	19,139,810	0.23	0.493	2.57
Ingerbelle, Phase 2,	35,638,144	0.20	0.329	1.74
(092HSE004)				
TOTAL	129,190,000		0.397	2.03

Reserve data from Princeton Mining Corporation 1996 Annual Report, page 9.

Reserves estimated by the company as of January 7, 1996 were 129,163,140 tonnes grading 0.393 per cent copper, 0.155 gram per tonne gold and 1.576 gram per tonne silver (Information Circular 1998-1). During 1996, 14 million tonnes with an average grade of 0.32 per cent copper were mined from the Ingerbelle East pit. Mining ceased in November, 1996. Further drill programs are planned.

EM GEOFILE 2000-5
EM EXPL 1996-A9,D6; 1997-34
EMPR AR 1897-610; 1898-1112,1113,1196; 1899-741; 1900-897,898,902, 903; 1901-1087,1088,1167-1170, 1231; 1902-304,305; 1904-G238,G301; 1905-J207; 1906-H180,; 1908-J125,J126; 1912-K166,K190; 1913-K242-K245; 1914-K365-K368; 1915-K197,K198,K200,K201; 1917-F207,F208, F216,F217; 1918-K215-K219; 1919-N170,N171; 1920-N159; 1921-G179; 1922-N168,N169; 1923-A191; 1925-A363,A364; 1926-A219-A223; 1927-C241-C246,C400,C401; 1928-C269,C270; 1929-C269-C276,C438,C439; 1930-A367,A368; 1932-A140; 1937-D33,D34; 1938-D38,D39; 1939-A98; 1940-A83,A84; 1941-A77; 1942-A68,A69; 1943-A67,A68; 1944-A64,A65; 1945-A90-A92; 1946-A122,A123; 1947-A137,A138; 1948-A120-A122; 1949-A130,A131; 1950-A113,A114; 1951-A129,A130; 1952-A134-A136; 1953-A103-A106; 1954-A114-A116; 1955-40,41; 1956-72,73; 1957-33; 1958-A45; 1959-A47; 1960-57; 1962-A48; 1966-176; 1967-178; 1968-206
EMPR ASS RPT 24041, 24620
EMPR BULL *59, pp. 63-68
EMPR ENG INSP Annual Report 1989, 1990
EMPR Explore B.C. Program 95/96 - A100
EMPR GEM 1969-283-287; 1970-385
EMPR INF CIRC 1994-19, p. 7; 1995-1, p. 7; 1997-1, p. 9; 1998-1, pp. 11, 16; 1999-1, pp. 9, 11
EMPR MAP 65 (1989)
EMPR MINING Vol.1 1975-1980; 1981-1985; 1986-1987; 1988
EMPR OF 1992-1; 1994-1; 1998-10
EMPR PF (Stevenson, J.S. (1950): Notes on Copper Mountain Geology; Sinclair, A.J. and White, W.H. (1967): Abstract on Age of Mineralization and Post-Ore Hydrothermal Alteration, Copper Mountain, B.C.; Baillie, A.S. (1943, 1944): Memoranda to mine employees; Memoranda from Chief Mining Engineer; Hedley, M.S. and Holland, S.S. (1944): Report on Copper Mountain Mine; Fahrni, K.C. (1949): Report on Geology of Copper Mountain Mine; Preto, V.A.G. (1970): Further Potassium-Argon Age Dating at Copper Mountain, B.C.; Copper Mountain mine maps; The Granby Consolidated Mining, Smelting and Power Company, Limited Annual Report 1940, 1941; see Ingerbelle Property File (092HSE004), The Tenth Commonwealth Mining and Metallurgical Congress, Sept. 2-28, 1974 - The Similkameen Copper Mine; Princeton Mining Corporation (1991): 1990 Annual Report (see 092HSE242); Field notes; Princeton Mining Corporation Website (Dec. 1997) Similco Mines Ltd., 5 p.)
EMR MP CORPFILE (The British Columbia Copper Company, Limited; Canada Copper Corporation, Limited; Allenby Copper Company, Limited; The

Granby Mining Company Limited; Similkameen Mining Company Limited; Newmont Mining Corporation; Newmont Mines Limited)
GSC BULL 239, pp. 140,141
GSC MAP 300A; 888A; 889A; 1386A; 41-1989
GSC MEM 171; 243
GSC P 85-1A, pp. 349-358
GSC RPT 986 (1908)
GSC SUM RPT 1906, pp. 50-52
CANMET IR 617, pp. 17-21
CIM Trans. Vol. 18, pp. 192-201 (1915)
CIM Vol.44, No.469, pp. 317-324 (1951); Vol.61, No.673, pp. 633-636 (1968); Vol.64, No.708, pp. 58-61 (1971); Vol.64, No.709, pp. 37-61 (1971); Vol.66, No.732, pp. 105-112 (1973); Vol.66, No.736, pp. 58-64 (1973); July 1975, pp. 90-97; Special Volume 8, pp. 315-320 (1966); Special Volume *15, pp. 359-375 (1976)
CJES Vol. 24, pp. 2521-2536 (1987)
GCNL #117, #139, 1988; #230,1989; #18(Jan.25),#45(Mar.5),#81(Apr.26), #118(Jun.19),#148(Aug.1),#212(Nov.1),#215(Nov.6),1990; #53(Mar.15), 1991; #30(Feb.12), 1992; #60(Mar.26), #166(Aug.28), #214(Nov.6), 1997; #110(June 9), 1998
N MINER June 13, 1988; Jan.2, 1989; May 14, July 2,30, Aug.13, Nov.19, 1990; Apr.1,1991; June 9, 1997
W MINER Vol.35, No.2, pp. 46-49,53,54 (1962); Feb., May 1979
WWW http://www.infomine.com/
Imperial Metals Corporation Annual Report 1997, pp. 10,11
International Geological Congress, Canada (1972), Guidebook - Field Excursion
Montgomery, J.H. (1967): Petrology, Structure and Origin of the Copper Mountain Intrusions near Princeton, British Columbia, Unpub. Ph.D. Thesis, University of British Columbia
*Princeton Mining Corporation 1996 Annual Report, pp. 8,9
1998-10

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